Exhibit 10.2

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TYPICALLY TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AND COLLABORATION AGREEMENT

by and between

HARBOUR BIOMED US INC.

and

CULLINAN ONCOLOGY, INC.

dated as of February , 2023

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	1
ARTICLE 2 GRANT OF RIGHTS	16
2.1. Grants to Licensee	16
2.2. Sublicenses	17
2.3. Retention of Rights	17
2.4. License Grant Back to Licensor	17
2.5. Transfer of Licensed Know-How	17
2.6. Assignment of Contracts	18
2.7. Registration of Patent License	20
2.8. Right of First Negotiation	20
2.9. Notice Of Intent to Grant Certain Sublicenses	20
2.10. Non-Compete	21
ARTICLE 3 DEVELOPMENT, REGULATORY AND MANUFACTURING ACTIVITIES	21
3.1. Development	21
3.2. Regulatory Activities	24
3.3. Data Exchange	25
3.4. Manufacturing	27
ARTICLE 4 COMMERCIALIZATION	27
4.1. In General	27
4.2. Commercialization Diligence	27
4.3. Booking of Sales; Distribution	28
4.4. Commercialization Reports	28
ARTICLE 5 GOVERNANCE	28
5.1. Alliance Managers	28
5.2. IP Working Group	28
ARTICLE 6 PAYMENTS AND RECORDS	29
6.1. Upfront Payment	29
6.2. Milestones	29
6.3. Royalties	31
6.4. Royalty Term	33
6.5. Royalty Payments and Reports	33

i

6.6. Mode of Payment	33
6.7. Existing Obligations	34
6.8. Taxes	34
6.9. Interest on Late Payments	35
6.10. Financial Records	35
6.11. Audit	35
6.12. Right to Offset	36
ARTICLE 7 INTELLECTUAL PROPERTY	36
7.1. Ownership of Intellectual Property	36
7.2. Maintenance and Prosecution of Patents	38
7.3. Enforcement of Licensed Patents	39
7.4. Invalidity or Unenforceability Defenses or Actions relating to Licensed Patents	41
7.5. Third Party Rights	41
7.6. Patent Listing	42
7.7. Infringement of Third Party IP	42
7.8. Product Trademarks	42
ARTICLE 8 CONFIDENTIALITY; PRESS RELEASE	43
8.1. Confidentiality Obligations	43
8.2. Excluded Information	44
8.3. Permitted Disclosures	44
8.4. Use of Name	46
8.5. Public Announcements	46
8.6. Return of Confidential Information	47
8.7. Residual Knowledge	47
ARTICLE 9 REPRESENTATIONS AND WARRANTIES	47
9.1. Mutual Representations and Warranties	47
9.2. Additional Representations and Warranties of Licensor	48
9.3. Covenants of Licensor	51
9.4. Compliance with Law	52
9.5. DISCLAIMER OF WARRANTIES	52
ARTICLE 10 INDEMNITY	53
10.1. Indemnification of Licensor	53
10.2. Indemnification of Licensee	53
10.3. Indemnification Procedures	53
10.4. Special, Indirect and Other Losses	55
10.5. Insurance	55
ARTICLE 11 TERM AND TERMINATION	55

ii

11.1. Term and Expiration	56
11.2. Termination	56
11.3. Rights in Bankruptcy	57
11.4. Consequences of Termination	58
11.5. Alternative Remedy in Lieu of Termination	59
11.6. Survival of Sublicenses	60
11.7. Remedies	60
11.8. Accrued Rights; Surviving Obligations	60
ARTICLE 12 MISCELLANEOUS	61
12.1. Force Majeure	61
12.2. Export Control	61
12.3. Assignment	61
12.4. Performance by Affiliates	62
12.5. Severability	62
12.6. Governing Law	62
12.7. Dispute Resolution	62
12.8. Notices	63
12.9. Entire Agreement; Amendments	64
12.10. English Language	64
12.11. Equitable Relief	65
12.12. Waiver and Non-Exclusion of Remedies	65
12.13. Further Assurance	65
12.14. Relationship of the Parties	65
12.15. References	65
12.16. Construction	66
12.17. Counterparts	66

SCHEDULES

Appendix A Ongoing Clinical Studies

Schedule 1A Licensed Exclusive Patents

Schedule 1B Licensed Limited Exclusive Patents

Schedule 2 Licensed Know How

Schedule 3 Transition Plan

Schedule 4 Global Development Plan

Schedule 5 Joint Development Committee

Schedule 6 Press Release

Schedule 7 Potential Assigned Contracts

Schedule 8A Form of Assignment and Assumption Agreement

Schedule 8B Form of Novation Agreement

Schedule 9 Rights to Licensed Limited Exclusive Patents

Schedule 10 Ongoing Clinical Trial Expenses

iii

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (the “Agreement”) is made and entered into effective as of February 13, 2023 (the “Effective Date”) by and between and Harbour BioMed US Inc., a company whose principal place of business is at 22 Strathmore Road, Suite 355, Natick, MA 01760, USA (together with its Affiliates, “Licensor”) and Cullinan Oncology, Inc., a company whose principal place of business is at One Main Street, Suite 1350, Cambridge MA 02142 (together with its Affiliates, “Licensee”). Licensee and Licensor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Licensor Controls certain intellectual property rights, including patent rights and know-how, with respect to the B7H4x4-1BB bispecific antibody (internal Licensor reference name HBM7008) and the B7H4 arm monospecific antibody and the 4-1BB arm monospecific antibody; and

WHEREAS, Licensor wishes to grant to Licensee, and Licensee wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Products (as defined herein) in the Territory in the Field, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “4-1BB” means the tumor necrosis factor receptor superfamily member 9 (also referred to as TNSFR9 or CD137).

1.2 “4-1BB Mono-Specific Antibody” means the arm of the recombinant monospecific antibody protein that specifically binds to 4-1BB and no other protein targets.

1.3 “Additional Cure Period” has the meaning set forth in Section 11.2.2 (Disputes Regarding Material Breach).

1.4 “Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Alliance Manager” has the meaning set forth in Section 5.1 (Appointment).

1.7 “Amount” has the meaning set forth in Section 6.8.2 (Withholding Taxes).

1.8 “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

1.9 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time, which shall be deemed to include the applicable regulations and guidance of the FDA that constitute good laboratory practices, good manufacturing practices and good clinical practices (and, if and as appropriate under the circumstances, International Conference on Harmonization (ICH) guidance or other comparable regulation and guidance of any applicable Regulatory Authority in the Territory). With regard to clinical trials with Licensed Product conducted by or on behalf of Licensee in Clinical Study Countries pursuant to Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory) or conducted by or on behalf of Licensor, “Applicable Law” is deemed to include laws, rules, regulations and guidelines applicable to human clinical studies in such Clinical Study Countries, including any regulations and guidance by the European Medicines Agency if any such clinical trials conducted by or on behalf of Licensee in Clinical Study Countries pursuant to Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory) or conducted by or on behalf of Licensor are conducted in the European Union.

1.10 “Assigned Regulatory Materials” has the meaning set forth in Section 3.2.3 (Dossiers and Assigned Regulatory Materials).

1.11 “Auditor” has the meaning set forth in Section 6.11.2 (Audit Dispute).

1.12 “B7H4” means V-set domain-containing T-cell activation inhibitor 1 (also referred to as VTCN1, B7S1, or B7x).

1.13 “B7H4 Mono-Specific Antibody” means the arm of the recombinant monospecific antibody protein that specifically binds to B7H4 and no other protein targets.

1.14 “bankruptcy proceeding” has the meaning set forth in Section 11.3 (Rights in Bankruptcy).

1.15 “Bispecific Know-How” all Know-How Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term that specifically relates to the Licensed Antibodies, but excluding [***].

1.16 “BLA” means Biologics License Application as described in 21 C.F.R. § 601.2, or equivalent FDA application.

1.17 “Breaching Party” has the meaning set forth in Section 11.2.1 (Material Breach).

1.18 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, United States are permitted or required to be closed.

1.19 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.20 “Clinical Study Countries” means any country outside of the Territory in which Licensee conducts human clinical trials with Licensed Product in accordance with Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory).

1.21 “Collaboration In-License” has the meaning set forth in Section 6.7 (Existing Obligations).

1.22 “Combination Product” means a Licensed Product that is (a) sold in the form of a combination that contains or comprises a Licensed Antibody together with one or more other therapeutically active pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single price); (b) [***]; or (c) [***].

1.23 “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including activities related to marketing, advertising, promoting, distributing, using, importing and otherwise commercializing such Licensed Product (including pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies, government affairs, and public policy activities, patient services, patient advocacy engagement, and activities related to pricing and reimbursement), and interacting with Regulatory Authorities regarding any of the foregoing, but excluding, in each case, any activities directed to Manufacturing, or Development. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.24 “Commercially Reasonable Efforts” would mean, with respect to a Licensed Product, that measure of efforts and resources that is consistent with the efforts and resources that an entity with the size and maturity of Licensee would typically commit to its compounds, devices and products that are of a similar value, stage of research or development, life cycle and commercial potential, taking into account all relevant factors, including issues of safety and efficacy, product profile, difficulty in developing or manufacturing such Licensed Product, the competitiveness of alternative products (including generic products), the patent or other proprietary position of such Licensed Product (including patent coverage and regulatory exclusivity), the regulatory requirements involved and the potential profitability of such Licensed Product.

1.25 “Competitive Infringement” has the meaning set forth in Section 7.3.1 (Notice).

1.26 “Confidential Information” has the meaning set forth in Section 8.1 (Confidentiality Obligations).

1.27 “Control” means, with respect to any item of Know-How, materials, Dossiers, regulatory submissions, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 2.1 (Grants to Licensee)), to grant a license, sublicense or other right to or under (or to access or use) such Know-How, Dossier, regulatory submission, material, Patent or other intellectual property right as provided for herein (including the right of reference to the Dossier) without violating the terms of any agreement with any Third Party.

1.28 “Cover,” “Covers,” or “Covered” means, with respect to a Licensed Product or other subject matter at issue and a relevant Patent, that Exploitation of such Licensed Product or other subject matter by such Person would, absent a license thereto, infringe such Patent (or, in the case of a claim of a patent application that has not yet issued, would infringe such claim if it were to issue without change).

1.29 “Development” means all activities related to research, development, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, profiling, characterization, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, CMC activities, clinical studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Marketing Approval applications and other regulatory submissions, data or information to Regulatory Authorities and all interactions with Regulatory Authorities in connection therewith, regulatory affairs, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, supporting, expanding, or maintaining a Marketing Approval for a Licensed Product together with all activities related to pharmacokinetic profiling, design, and conduct of clinical trials of such product, pharmacovigilance activities, adverse event reporting, statistical analysis, report writing, investigator initiated research, including in each case the services of outside advisors and consultants in connection therewith. When used as a verb, “Develop” means to engage in Development.

1.30 “Disclosing Party” has the meaning set forth in Section 8.1 (Confidentiality Obligations).

1.31 “Dispute” has the meaning set forth in Section 12.7 (Dispute Resolution).

1.32 “Distributor” means any Person(s) appointed by Licensee or any of its Affiliates to distribute, market and sell Licensed Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where the Person purchases its requirements of Licensed Product(s) from Licensee or its Affiliates but does not otherwise make any royalty or other payment to Licensee or its Affiliates with respect to its intellectual property rights with respect to such Licensed Product(s).

1.33 “Dollars” or “$” means United States Dollars.

1.34 “Dossier” means all (a) investigator brochures and study protocols, (b) all applications (including all INDs and Marketing Approval applications), registrations, licenses, authorizations and approvals (including Marketing Approvals) anywhere in the world (excluding the information provided in the foregoing (a)); (c) correspondence and reports submitted to or received from Regulatory Authorities anywhere in the world, including meeting minutes and official contact reports relating to any communications with any Regulatory Authority (e.g., FDA Type A meetings, Type B meetings, end-of-phase meetings, and Type C meetings, together with the meeting requests, meeting packages, preliminary responses, and final meeting minutes therefor) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (d) clinical and other data contained or relied upon in any of the foregoing; and (e) data and study reports (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How and other results generated by or resulting from or in connection with the conduct of Development activities by a Party or its Affiliates, licensees, or sublicensees with respect to Licensed Antibodies or Licensed Products throughout the world, including, to the extent requested by a Party (and subject to the non-requesting Party’s agreement to provide the requested information), relevant laboratory notebook information, screening data, regulatory data and synthesis schemes, in each case ((a) - (e)) relating to the Licensed Antibody or the Licensed Product.

1.35 “Dossier Information” means the information described in clauses (a), (c), (d), and (e) of Section 1.34 (Dossier).

1.36 “Effective Date” has the meaning set forth in the preamble hereto.

1.37 “European Union” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization.

1.38 “Existing In-Licenses” means that certain [***] and any other agreement pursuant to which Licensor Controls any Licensed Technology.

1.39 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, import, export, transport, distribute, promote, market or have sold or otherwise dispose of, or otherwise exploit. “Exploitation” means the act of Exploiting a compound, product or process.

1.40 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.41 “Field” means any and all uses of the Licensed Antibody or Licensed Product, but excluding (a) [***], or (b) [***].

1.42 “First Commercial Sale” means, with respect to a Licensed Product, the first sale for monetary value for use or consumption by the end user of such Licensed Product in the Territory after Marketing Approval for such Licensed Product has been obtained in the Territory. Sales prior to receipt of Marketing Approval for such Licensed Product or as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” (including as part of a named patient program or single patient program), in each case, shall not be construed as a First Commercial Sale. First Commercial Sale also excludes transfers of Licensed Product to Third Parties at or below cost as bona fide samples, as donations, for the performance of clinical trials, or for similar purposes in accordance with Applicable Law pertaining to any expanded access program or indigent program.

1.43 “FTE” means [***] hours of work per year devoted to or in support of the Development activities carried out by one or more qualified scientific or technical employees of Licensor.

1.44 “FTE Rate” means [***] (or, [***] per hour); provided that such rate will increase or decrease on January 1 of each Calendar Year starting with January 1, 2024 in accordance with [***].

1.45 “GAAP” means, with respect to Licensee or its Affiliates or its or their sublicensees, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as Licensee, its Affiliate or its or their sublicensee adopts for financial reporting purposes, in each case, consistently applied.

1.46 “Global Development Plan” has the meaning set forth in Section 3.1.1 (In General).

1.47 “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies (and with regard to human clinical studies in Clinical Study Countries, its equivalent in such Clinical Study Countries), and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.48 “Indemnification Claim Notice” has the meaning set forth in Section 10.3.1 (Notice of Claim).

1.49 “Indemnified Party” has the meaning set forth in Section 10.3.1 (Notice of Claim).

1.50 “Indication” means the intended use of a Licensed Product for either therapeutic treatment or for the prevention of a primary and distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or rout of any treatment, treatment of regimen, dosage strength or patient class, for which a separate and distinct Marketing Approval application is being sought and which will be referenced on any Licensed product labelling in any country. For clarity, label extensions (including without limitation front-line, adjuvant, etc.) shall not be deemed to be separate indications.

1.51 “Indirect Taxes” has the meaning set forth in Section 6.8.1 (Indirect Taxes).

1.52 “Infringement” has the meaning set forth in Section 7.3.1 (Notice).

1.53 “Invoiced Sales” has the meaning set forth in Section 1.81 (Net Sales).

1.54 “IP Working Group” has the meaning set forth in Section 5.2 (IP Working Group).

1.55 “JDC” has the meaning set forth in Section 3.1.4(iii) (Joint Development Committee).

1.56 “Joint Know-How” has the meaning set forth in Section 7.1.1 (Ownership of Patents and Know-How).

1.57 “Joint Patent Rights” has the meaning set forth in Section 7.1.1 (Ownership of Patents and Know-How).

1.58 “Joint Technology” means Joint Know-How and Joint Patent Rights.

1.59 “Know-How” means all confidential, technical, scientific or other know-how and information, trade secrets, knowledge, technology, discoveries, inventions, invention disclosures, diagnostic tools or biomarkers thereto, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, inventory, results and other materials, including: (a) biological, chemical, biochemical, pharmacological, toxicological, pharmaceutical, physical, analytical, technical, non-technical, pre-clinical, clinical, assay control, safety, regulatory, and manufacturing and quality control data, materials, and information; (b) cell lines and hybridomas; (c) study designs and protocols, assays and biological methodology and regulatory documentation, regulatory filings; (d) information relating to the results of tests, assays, methods, and processes, and specifications or other documents containing information and related data, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.60 “Knowledge” means the actual knowledge after performing a diligent investigation with respect to such facts and information of a Party; provided that, [***].

1.61 “Licensed Antibody” means (a) the recombinant B7H4x4-1BB bispecific antibody (internal Licensor reference name HBM7008) [***] and (b) [***].

1.62 “Licensed Exclusive Patents” means (a) all claims of Patents that Cover or claim [***], (b) all claims of Patents that Cover or claim [***], (c) all Patents derived from (a) or (b), in each case ((a) – (c)), that are owned or Controlled by Licensor or its Affiliates as of the Effective Date or during the Term and (d) any divisional from [***] The Licensed Exclusive Patents exclude any Joint Patent Rights. The Parties agree that the Patents set forth on Schedule 1A hereto are “Licensed Exclusive Patents,” regardless of whether such Patents meet the foregoing definition.

1.63 “Licensed Know-How” means all Know-How Controlled by Licensor or any of its Affiliates on the Effective Date or during the Term that is necessary or reasonably useful to Exploit Licensed Antibodies or Licensed Products (solely with respect to the Licensed Antibody portion of such Licensed Products, and not any Other Component of such Licensed Product) in the Field in the Territory. Licensed Know-How includes the Dossier or Dossier Information, as applicable, to the extent set forth in ARTICLE 2 (Grant of Rights) and ARTICLE 3 (Development, Regulatory and Manufacturing Activities) herein, that is owned or Controlled by Licensor or its Affiliates or licensees and expressly includes the Bispecific Know-How. The existing Licensed Know-How includes the items in Schedule 2.

1.64 “Licensed Limited Exclusive Patents” means (a) claims of Patents other than the Licensed Exclusive Patents that [***], (b) [***], and (c) [***]. The Parties agree that the Patents set forth on Schedule 1B hereto are “Licensed Limited Exclusive Patents,” regardless of whether such Patents meet the foregoing definition.

1.65 “Licensed Patents” means the Licensed Exclusive Patents and the Licensed Limited Exclusive Patents.

1.66 “Licensed Product” means any product that is comprised of or contains a Licensed Antibody as an active ingredient alone or in combination with one (1) or more other molecules or agents, in any and all (current and future) forms, formulations, dosages and delivery modes, and any modifications or improvements to any of the foregoing.

1.67 “Licensed Technology” means the Licensed Patents, the Licensed Know-How, and the Dossier or Dossier Information, as applicable, to the extent set forth in ARTICLE 2 (Grant of Rights) and ARTICLE 3 (Development, Regulatory and Manufacturing Activities) herein, owned or Controlled by Licensor or its Affiliates, and Licensor’s interest in the Joint Technology.

1.68 “Licensee” has the meaning set forth in the preamble.

1.69 “Licensee Development IP” means Know-How, including the Dossier Information, generated, conceived, or reduced to practice by or on behalf of Licensee or its Affiliates or sublicensees in the course of the Development of the Licensed Antibody and Licensed Products, and any Patents claiming the foregoing Know-How (including the Licensee Solely-Owned Arising Patents), in each case, that are necessary or reasonably useful for the Exploitation of Licensed Antibody and Licensed Products in the Field outside the Territory.

1.70 “Licensee Indemnitees” has the meaning set forth in Section 10.2 (Indemnification of Licensee).

1.71 “Licensee Solely-Owned Arising Patents” means any Patents Covering Know-How generated, conceived, or reduced to practice solely by or on behalf of Licensee or its Affiliates or Sublicensees in the course of activities in respect of the Licensed Antibody and Licensed Products under this Agreement.

1.72 “Licensor” has the meaning set forth in the preamble.

1.73 [***] has the meaning set forth in Section 3.1.4(ii) (By Licensor).

1.74 “Licensor Indemnitees” has the meaning set forth in Section 10.1 (Indemnification of Licensor).

1.75 “Losses” has the meaning set forth in Section 10.1 (Indemnification of Licensor).

1.76 “Major Biopharmaceutical Company” means any Person that itself or through its Affiliates Develops or Commercializes healthcare products for human consumption that has a fully diluted market capitalization of at least [***] as measured at the closing price on the last day of the preceding Calendar Quarter during which the measurement is taken, or any Affiliate of such Person.

1.77 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, supply, and holding of any Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, commercial manufacture and analytic development, product characterization, stability testing, release quality assurance and quality control, but excluding any activities directed to Commercialization or Development.

1.78 “Marketing Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially market or sell a Licensed Product, including, where applicable, (a) approval of a BLA, (b) pricing or reimbursement approval where required in order to sell such pharmaceutical or biologic product, (c) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (d) approval of product labeling. Marketing Approval includes approval of a BLA and any emergency use authorization granted by the FDA under Section 564 of the Federal Food, Drug, and Cosmetic Act.

1.79 “Mono Therapy Dose-Expansion Study” means a mono therapy dose expansion study of a Phase I Clinical Study of the Licensed Product for at least [***] Indications for each Indication, whereby “Phase I Clinical Study” means a human clinical study with Licensed Product, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamics parameters in healthy individuals or patients, as described in 21 CFR 312.21(a).

1.80 “Negotiation Period” has the meaning set forth Section 2.8 (Right of First Negotiation).

1.81 “Net Sales” means, with respect to a Licensed Product for any period, the [***] by Licensee, its Affiliates or its or their Sublicensees (each, a “Selling Party”) for the sale of a Licensed Product to Third Parties (including Distributors) (the “Invoiced Sales”), less deductions for [***].

1.82 “New License Agreement” has the meaning set forth in Section 11.6 (Survival of Sublicenses).

1.83 “Non-Bioequivalent Product” means, with respect to a Licensed Product, a product sold by a Third Party that is [***].

1.84 “Non-Breaching Party” has the meaning set forth in Section 11.2.1 (Material Breach).

1.85 “Notice Period” has the meaning set forth in Section 11.2.1 (Material Breach).

1.86 “Ongoing Clinical Trial” means the ongoing clinical trial identified as NCT05306444 being conducted by Licensor as of the Effective Date at sites in the United States and Australia, that is designed to study the safety and effects of HBM7008 on patients with advanced solid tumors.

1.87 “Other Component” has the meaning set forth in Section 1.22 (Combination Product).

1.88 “Party” or “Parties” has the meaning set forth in the preamble.

1.89 “Patent Challenge” has the meaning set forth in Section 11.2.4 (Termination for Challenge of Licensed Patents).

1.90 “Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications, non-provisional patent applications, and patent cooperation treaty (PCT) applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority (in whole or in part) from either of these, including substitutions, renewals, divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including method, process, utility, model, and design patents and certificates of invention, including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (d) any similar rights, including inventor’s certificates, letters patent, so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.91 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.92 “Phase II Clinical Study” means a human clinical study of a product that would satisfy the requirements of 21 C.F.R. 312.21(b).

1.93 “Pivotal Clinical Study” means a Phase III clinical trial or other human clinical study of a product that would satisfy the requirements of 21 C.F.R. 312.21(c) and that is designed or intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Marketing Approval for such product in the Territory (without the need to conduct any further clinical trials).

1.94 “Potential Assigned Contracts” means the agreements set forth on Schedule 7 hereto.

1.95 “Product Trademarks of Licensee” means the Trademark(s) used or to be used by Licensee or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any unregistered Trademark rights related to the Licensed Products in the Territory as may exist through use before, on or after the Effective Date (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their Sublicensees).

1.96 “Product Trademarks of Licensor” means the Trademark(s) used or to be used by Licensor or its Affiliates or its or their sublicensees for the Commercialization of Licensed Products outside the Territory and any registrations thereof or any pending applications relating thereto outside the Territory, including any unregistered Trademark rights related to the Licensed Products outside the Territory as may exist through use before, on or after the Effective Date (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates or its or their sublicensees).

1.97 “Purple Book” means the electronic or hard copy version of the FDA’s publication, Lists of Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations, and any successor publication thereto or equivalent publication thereof.

1.98 “Receiving Party” has the meaning set forth in Section 8.1 (Confidentiality Obligations).

1.99 “Regulatory Authority” means any applicable federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to any pharmaceutical or biologic product throughout the world, including the FDA.

1.100 “Regulatory Exclusivity Period” means, with respect to each Licensed Product in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority that confers exclusive marketing rights with respect to such Licensed Product in the Territory and prevents another Person from commercializing a generic or biosimilar product using or otherwise relying on any Marketing Approval for a Licensed Product.

1.101 “Residual Knowledge” has the meaning set forth in Section 8.7 (Residual Knowledge).

1.102 “ROFN” means the right of first negotiation granted to Licensee under Section 2.8 (Right of First Negotiation).

1.103 “ROFN Trigger” has the meaning set forth Section 2.8 (Right of First Negotiation).

1.104 “Royalty Term” means, with respect to each Licensed Product in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in the Territory and ending on the latest to occur of: (a) [***]; (b) [***]; and (c) [***].

1.105 “Sales Milestone Payments” has the meaning set forth in Section 6.2.2 (Sales Milestones).

1.106 “Selling Party” has the meaning set forth in Section 1.81 (Net Sales).

1.107 “Senior Officer” means, with respect to Licensor, its Chief Executive Officer and with respect to Licensee, its Chief Executive Officer or such Senior Officer’s designee.

1.108 [***]

1.109 “Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by Licensee or its Affiliates under the grants in Section 2.1 (Grants to Licensee), as provided in Section 2.2 (Sublicenses).

1.110 “Targets” means each of B7H4 and 4-1BB.

1.111 “Term” has the meaning set forth in Section 11.1 (Term and Expiration).

1.112 “Termination Notice” has the meaning set forth in Section 11.2.1 (Material Breach).

1.113 “Territory” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.114 “Third Party” means any Person other than Licensor, Licensee and their respective Affiliates.

1.115 “Third Party Claims” has the meaning set forth in Section 10.1 (Indemnification of Licensor).

1.116 [***] has the meaning set forth in Section 6.3.2(i) (Reductions).

1.117 “Third Party Right” has the meaning set forth in Section 7.5 (Third Party Rights).

1.118 “Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.119 “Transition Period” means the period of time commencing on [***] and ending [***].

1.120 “Transition Plan” means the transition plan set forth Schedule 3 hereto.

1.121 “Valid Claim” means (a) a composition of matter claim of any issued and unexpired Licensed Patent (including a supplemental patent certificate or patent extension) whose validity, enforceability or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or not appealed within the time allowed for appeal or (b) a claim of a pending Licensed Patent application that was filed and has been pending for no more than [***] since the earliest priority date to which such patent application claims priority, and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.122 “Withholding Party” has the meaning set forth in Section 6.8.2 (Withholding Taxes).

1.123 [***]

ARTICLE 2
GRANT OF RIGHTS

2.1. Grants to Licensee. Subject to Section 2.2 (Sublicenses), and Section 2.3 (Retention of Rights), Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee and its Affiliates:

2.1.1. an exclusive (including with respect to Licensor and its Affiliates, except as set forth in Section 3.1.4(ii) (By Licensor)) license (or sublicense), with the right to grant sublicenses in accordance with Section 2.2 (Sublicenses), under the Licensed Technology to Exploit Licensed Antibodies and Licensed Products in the Field in the Territory;

2.1.2. a non-exclusive limited license under the Licensed Technology to conduct or have conducted the human clinical studies of Licensed Antibodies and Licensed Products in the Clinical Study Countries to the extent set forth, and in accordance with, Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory); and

2.1.3. a non-exclusive license under the Licensed Technology to Manufacture or have Manufactured Licensed Products outside the Territory in accordance with Section 3.4 (Manufacturing), solely for use in connection with the Exploitation of the Licensed Products in the Territory or the conduct of human clinical studies of the Licensed Products in Clinical Study Countries in accordance with Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory).

2.2. Sublicenses. Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses granted in Section 2.1 (Grants to Licensee), to other Persons; provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement. Licensee shall not be relieved of any of its obligations pursuant to this Agreement as a result of any such sublicense. [***].

2.3. Retention of Rights. Except as expressly provided herein, Licensor grants no other right or license (including any rights or licenses under the Licensed Patents or the Licensed Know-How).

2.4. License Grant Back to Licensor. In partial consideration for the rights granted to Licensee hereunder, and subject to Licensee’s retained rights set forth below in this Section 2.4 (License Grant Back to Licensor), Licensee, on behalf of itself and its Affiliates, hereby grants to Licensor and its Affiliates an exclusive, fully paid up, license under the Licensee Development IP to Exploit Licensed Antibodies and Licensed Products in the Field outside the Territory. The foregoing license includes the right to grant sublicenses, through multiple tiers, under the licenses granted in this Section 2.4 (License Grant Back to Licensor); provided that any such sublicenses shall be consistent with the terms and conditions of this Agreement. Licensor shall not be relieved of any of its obligations pursuant to this Agreement as a result of any such sublicense. Notwithstanding any provision to the contrary set forth in this Section 2.4 (License Grant Back to Licensor), Licensee expressly retains the right, on behalf of itself, its Affiliates, and its sublicensees, under the Licensee Development IP, to (a) Manufacture or have Manufactured Licensed Products outside the Territory in accordance with Section 3.4 (Manufacturing), solely for use in connection with the Exploitation of the Licensed Products in the Territory or the conduct of human clinical studies of the Licensed Products in Clinical Study Countries in accordance with Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory), and (b) to conduct or have conducted human clinical studies of the Licensed Products in Clinical Study Countries in accordance with Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory).

2.5. Transfer of Licensed Know-How.

2.5.1. Initial Transfer. During the period of time commencing [***] and ending [***] thereafter (or such other timeframe as is set forth in the Transition Plan) Licensor shall and shall cause its Affiliates to transfer or otherwise make available to Licensee, in electronic, downloadable form (or in such other format as is specified in the Transition Plan), all Licensed Know-How (including the Dossier), including tangible embodiments thereof (e.g., [***] as set forth in Schedule 3) existing on the Effective Date in accordance with such Transition Plan; [***]. Licensor will use [***] to complete the transfer of all Licensed Know-How within the Transition Plan within such [***] period. Throughout the Term, Licensor will make available to Licensee, in electronic, downloadable form (or in such other format as the Parties may mutually agree), all future Licensed Know-How (including the Dossier or Dossier Information, as applicable, to the extent set forth in ARTICLE 2 (Grant of Rights) and ARTICLE 3 (Development, Regulatory and Manufacturing Activities) herein, within [***] after the Calendar Quarter in which it is generated. Licensor will provide the information set forth in the Transition Plan in its original language, and any translation costs will be borne by Licensee.

2.5.2. Additional Support. In order to effectuate the initial transfer set forth in Section 2.5.1 (Initial Transfer), Licensor shall provide reasonable assistance to Licensee with respect to the Exploitation of the Licensed Antibodies or the Licensed Products, including any assistance reasonably requested by Licensee or its Affiliates from time to time in order to enable Licensee to Exploit the Licensed Antibodies and Licensed Products in the Field in the Territory and otherwise practice the rights granted to Licensee under this Agreement, including under Section 2.1 (Grants to Licensee).

2.5.3. Costs of Transfer and Support. Licensor will provide all data and reports included in the Transition Plan, which data and reports are indicated therein by an asterisk, at Licensor’s sole cost and expense. With respect to the transfer of the Licensed Know-How other than the foregoing data and reports, Licensee will reimburse Licensor for Licensor’s reasonable, documented internal expenses at the FTE Rate up to [***] in the [***] period following the Effective Date. For any internal costs incurred by Licensor beyond [***] hours in [***] period for technology transfer activities, Licensor will be responsible for the costs and expenses therefore. Following [***], unless otherwise agreed upon by the Parties (including responsibility for costs), Licensor will not be required to incur additional costs for any technology transfer activities, subject to Section 3.2.1 (Development Diligence). Notwithstanding the foregoing, Licensee will be solely responsible for the shipping costs of any reagents it requests Licensor to ship.

2.5.4. Data Generation. If Licensee requests that Licensor generate new data as part of the Licensed Know-How that does not exist as of the Effective Date, then such activities to be performed by Licensor or its Affiliates would be generated as “pay for service.”

2.6. Assignment of Contracts. During the Transition Period, Licensee will have the right to request that Licensor assign to Licensee any of the Potential Assigned Contracts. On a Potential Assigned Contract-by-Potential Assigned Contract basis, until the earlier of (a) the conclusion of the Transition Period, (b) Licensee’s notification to Licensor that it elects to assume the applicable Potential Assigned Contract, or (c) Licensee’s notification to Licensor that it declines to assume the applicable Potential Assigned Contract, Licensor will maintain such Potential Assigned Contract in good standing. Licensee will endeavor to notify Licensor as promptly during the Transition Period as possible if Licensee does not intend to assume a Potential Assigned Contract. If Licensee elects to have assigned to it a Potential Assigned Contract, then Licensee will reimburse Licensor for Licensor’s reasonable and documented costs and expenses incurred in maintaining such Potential Assigned Contract during the Transition Period (including amounts for activities conducted during the Transition Period, even if initiated prior to the Effective Date), which costs and expenses will not materially exceed the estimated costs and expenses provided to Licensee as of the Effective Date for such Potential Assigned Contract for the Transition Period. Upon such Licensee’s request, Licensor will, and will cause its Affiliates to, initiate the assignment and transfer to Licensee, free and clear of all liabilities, claims, liens, charges, and encumbrances, all of Licensor’s and Licensor’s Affiliates’ rights, title, and interests in, to, and under, the requested Potential Assigned Contract. Each Party will use its best efforts to complete such assignments within [***] after the date upon which Licensee requested assignment of such Potential Assigned Contract, and in any event, will complete such assignments within [***] after the date of such request. The foregoing reimbursement obligation will apply during such assignment period. For each Potential Assigned Contract that is assigned to Licensee pursuant to this Section 2.6 (Assignment of Contracts), Licensor will retain all liabilities arising under such contract (i) prior to the date of assignment thereof to Licensee, (ii) after the date of assignment thereof to Licensee resulting from activities of Licensor or its Affiliates prior to the date of assignment thereof, and (iii) related to Licensor’s Exploitation of the Licensed Products outside the Territory or of any product that is not a Licensed Product anywhere in the world. Notwithstanding the foregoing, [***]. With respect to any milestone event payment included in a Potential Assigned Contract that is assigned to Licensee, the liability for such payments will be based upon the date of achievement of the applicable milestone event (and not the invoice date for such payment), such that [***]. The assignment of any Potential Assigned Contract to Licensee will be pursuant to either (A) an assignment and assumption agreement in substantially the form set forth on Schedule 8A hereto if the applicable Third Party vendor’s consent is not required for such assignment, or (B) a novation agreement in substantially the form set forth on Schedule 8B hereto, if the applicable Third Party vendor’s consent is required for such assignment. The assignment of any Potential Assigned Contract will not be considered complete until (I) the delivery to Licensee of such assignment and assumption agreement by Licensor to Licensee in accordance with this Section 2.6 (Assignment of Contracts), (II) all necessary consents to assign the Potential Assigned Contract have been obtained, and (III) all notices required before assignment of any Potential Assigned Contract have been sent. With respect to any Potential Assigned Contract that requires the Third Party vendor’s consent, Licensor will use best efforts to obtain such consent without qualification. With respect to any such Potential Assigned Contract that does not solely relate to Licensed Antibodies or Licensed Products, in seeking the applicable Third Party consent, Licensor will request that such Third Party duplicate the terms of the existing Potential Assigned Contract with a scope that is limited to Licensed Antibodies and Licensed Products, which duplicated agreement will be entered into by Licensee, with Licensor retaining rights and liabilities under such Potential Assigned Contract other than those specific to the Licensed Antibodies and Licensed Products.

2.7. Registration of Patent License. Licensee is, if it would so desire, entitled, at its costs and expense, to register the license to the Licensed Patents with the appropriate patent offices in the Territory in such (extracted and/or redacted) form as may be reasonably requested by Licensee for purposes of recording such licenses with such patent offices in the Territory as Licensee considers appropriate.

2.8. Right of First Negotiation. If, at any time during the Term, (a) Licensor intends to commence discussions with one or more Third Parties for a grant of rights (whether through a license, asset sale, or other form of transfer) to Exploit Licensed Antibodies or Licensed Products [***] or (b) Licensor solicits and receives, or receives unsolicited but intends to respond to, a bona fide term sheet from a Third Party regarding a potential grant of rights to Develop or Commercialize the Licensed Antibodies or Licensed Products [***] (whether through license, asset sale, or other forms of transfer) (each of (a) and (b) a “ROFN Trigger”), then in each case ((a) and (b)), Licensor will promptly (and in any event prior to commencing discussions or negotiations with such Third Party regarding such potential grant of rights) notify Licensee in writing of such intent or receipt of or response to such bona fide term sheet, as applicable, which notice will identify [***]. Licensee will have the right, within [***] of receipt of such notice, to elect to enter into non-exclusive negotiations with Licensor for such rights. If Licensee timely notifies Licensor of its election to negotiate for such rights, then the Parties will negotiate in good faith for a [***] period (the “Negotiation Period”) the terms and conditions for such grant of rights (including financial terms). [***]. Notwithstanding the foregoing, (i) Licensor will not enter into any agreement with a Third Party for such grant of rights [***], and (ii) the material terms included in any definitive agreement for such grant of rights with any such Third Party will be [***]. If Licensee does not provide notice of its intent to enter into negotiations for such rights to Exploit the Licensed Antibodies and Licensed Products in the applicable countries outside of the Territory within [***] following receipt of Licensor’s notice of the applicable ROFN Trigger, then Licensee’s ROFN will be [***].

2.9. Notice Of Intent to Grant Certain Sublicenses. If Licensee intends to commence discussions with one or more Third Parties for a grant of an exclusive (even as to Licensee and its Affiliates) sublicense pursuant to Section 2.2 (Sublicenses) under all or substantially all of Licensee’s rights under the Licensed Technology licensed to Licensee under Section 2.1 (Grants to Licensee) to Exploit Licensed Antibodies and Licensed Products in the Field in the Territory, then Licensee will promptly notify Licensor in writing of such intent and provide a summary of the details of such proposed grant. If Licensee grants such an exclusive sublicense to a Third Party pursuant to Section 2.2 (Sublicenses), then [***]. For clarity, [***].

2.10. Non-Compete. Neither Licensor nor any of its Affiliates will, on behalf of itself or themselves, directly or indirectly with or through a Third Party (and will not grant rights to any Third Party, or acquire rights from any Third Party to), research, develop, make, have made, offer for sale, sell, import, export or otherwise Exploit any product that contains a bispecific antibody that is capable of binding to at least both (a) B7H4 and (b) 4-1BB in the Field in the Territory.

ARTICLE 3
DEVELOPMENT, REGULATORY AND MANUFACTURING ACTIVITIES

3.1. Development.

3.1.1. In General.

(i) Responsibility. Subject to Licensor’s obligations set forth in Section 3.1.1(ii) (Ongoing Clinical Trials), Licensee shall have the sole right and responsibility, at its sole expense and in its sole discretion, for all aspects of the Development of the Licensed Products (including the conduct of clinical trials) for Exploitation in the Territory in accordance with a global development plan, the initial version of which is attached hereto as Schedule 4 but which may be updated from time to time by Licensee (the “Global Development Plan”); provided that, for clarity, (a) any conduct of clinical trials with the Licensed Product outside the Territory can only take place in accordance with Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory) and (b) any Manufacturing of the Licensed Product outside the Territory can only take place in accordance with Section 3.4 (Manufacturing). Without limiting the generality of the foregoing, Licensee shall have the sole right and responsibility, at its sole expense, to (I) file all Marketing Approval applications and make all other filings with the Regulatory Authorities, and to otherwise seek all Marketing Approvals for Licensed Products, in each case, in the Territory, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters and (II) report all adverse events to Regulatory Authorities if and to the extent required by Applicable Law.

(ii) Ongoing Clinical Trials. Licensor will continue to conduct the Ongoing Clinical Trial on Licensee’s behalf and at Licensee’s direction until the successful transfer to Licensee of the IND for the Ongoing Clinical Trial following Licensee’s request in accordance with Section 3.2.3 (Dossiers and Assigned Regulatory Materials). In the event that Licensee is unable to assume responsibility for the Ongoing Clinical Trial by [***], then Licensor will continue to conduct such Ongoing Clinical Trial until such transfer can occur in accordance with this Section 3.1.1(ii) (Ongoing Clinical Trials), including the reimbursement obligations set forth herein. Any decisions (apart from decisions made in the routine ordinary course) for such Ongoing Clinical Trial will require Licensee’s prior written approval, including any correspondence or filings with Regulatory Authorities for such Ongoing Clinical Trial. [***]; provided that [***]. For the avoidance of doubt, Licensor will be deemed to be performing the Ongoing Clinical Trial on Licensee’s behalf, and Licensee will have decision-making authority with respect to the Ongoing Clinical Trial.

3.1.2. Material Updates to the Global Development Plan. If Licensee plans to make a material amendment or update to the Global Development Plan, then Licensee will, as soon as reasonably possible, provide a summary of the proposed material amendment or update to Licensor. The Parties will consult in good faith regarding any such proposed material amendment or update, but Licensee will have the final decision-making authority regarding all updates and amendments to the Global Development Plan.

3.1.3. Subcontracting. Licensee shall have the right to subcontract any of its Development activities to a Third Party without approval from Licensor; provided that no such permitted subcontracting shall relieve Licensee of any obligation hereunder.

3.1.4. Human Clinical Studies in the Other Party’s Territory.

(i) By Licensee. Subject to Section 3.1.4(iii) (Joint Development Committee) (as applicable), Licensee may conduct one or more human clinical studies of Licensed Antibodies and Licensed Products in Clinical Study Countries during the Term in accordance with this Section 3.1.4 (Human Clinical Studies in the Other Party’s Territory). Licensee’s contemplated human clinical studies of the Licensed Antibodies and Licensed Products in the Clinical Study Countries as of the Effective Date are set forth in the initial Global Development Plan attached hereto as Schedule 4, which plan includes [***]. If Licensee desires to supplement or modify the human clinical studies or Clinical Study Countries in which Licensee would conduct such human clinical studies of the Licensed Antibodies or Licensed Products, then Licensee will prepare an updated version of the Global Development Plan and Licensee, its Affiliates, its Sublicensees, and its subcontractors will be permitted to practice the license granted to Licensee in Section 2.1 (Grants to Licensee) for the purpose of, and solely for the length of time necessary to, conduct such human clinical studies in such Clinical Study Countries outside the Territory as set out in Licensee’s Global Development Plan. Any human clinical study conducted by or on behalf of Licensee in a Clinical Study Country other than in the European Union or Australia will require the prior written consent of Licensor.

(ii) By Licensor. If Licensor considers it reasonably useful to conduct a human clinical study within the Territory aimed at obtaining Marketing Approval for [***], then Licensor shall notify Licensee of such contemplated human clinical study, including the names of any subcontractors to be engaged, and shall provide to Licensee a clinical development plan with respect thereto, and any other information reasonably requested by Licensee. Subject to the Parties forming the JDC pursuant to Section 3.1.4(iii) (Joint Development Committee), Licensor shall be permitted to conduct such study(ies). For clarity, such activities would be [***], and Licensor would have [***]; provided that Licensor would have [***].

(iii) Joint Development Committee. In the event that, and for so long as, (A) Licensor is conducting Development activities in the Territory pursuant to Section 3.1.4(ii) (By Licensor), or (B) Licensee is conducting Development activities outside of the Territory pursuant to Section 3.1.4(i) (By Licensee) in any country or region where Licensor (either itself or through one or more Affiliates or Third Party licensees) is also conducting Development activities or plans to initiate a human clinical study within [***] (as evidenced by a bona fide Development plan evidencing commencement (i.e., request for a pre-IND meeting or the foreign equivalent thereof) of a human clinical trial within such [***] period), then, the Parties will form a joint Development committee (the “JDC”) to oversee such activities in any such country or region where such Parties are both conducting (or planning to conduct) such Development activities in accordance with the structure set forth on Schedule 5. [***]. Licensor will require that any Third Party licensee conducting (or planning to conduct) such Development activities in any country or region outside of the Territory where Licensee is also conducting Development activities participate in such JDC for the purpose of ensuring the sharing of information related to such Development activities. To the extent necessary to give effect to the foregoing, Licensor will require that any such Third Party licensee enter into a three-way data sharing and confidentiality agreement with Licensor and Licensee, the confidentiality terms of which will be no less stringent than the confidentiality term set forth in ARTICLE 8 (Confidentiality; Press Release) hereto.

3.1.5. Development Reports; Transfer of Licensee Developed IP. Until [***], within [***] following the end of [***], (a) each Party shall provide the other Party with a high level written summary of its material Development activities in process with regard to such Licensed Product, including, with respect to the report provided by Licensee, all Know-How within the Licensee Development IP generated in such [***] by or on behalf of Licensee or its Affiliates or Sublicensees and (b) Licensee shall and shall cause its Affiliates to, without additional compensation, make available to Licensor, in electronic, downloadable form, all Know-How within the Licensee Development IP within [***] after [***] in which it is generated. [***]. In the event that Licensee intends to publish clinical data regarding the Licensed Products, Licensee shall provide Licensor with a draft publication thereof at least [***] in advance of publication thereof.

3.2. Regulatory Activities.

3.2.1. Development Diligence. Licensee shall use Commercially Reasonable Efforts to Develop and obtain Marketing Approval for at least [***], either by itself, or with or through its Affiliates, Sublicensees or Distributors.

3.2.2. Regulatory Activities in the Territory. As between the Parties, Licensee shall own and hold, and have the sole right to prepare, obtain and maintain Marketing Approvals and applications therefor (including the setting of the overall regulatory strategy therefor) and other submissions, including INDs, in Licensee’s name (or the name of Licensee’s designee) and to conduct communications with the Regulatory Authorities, for Licensed Products in the Territory, [***]. Licensor will assist Licensee, including by providing copies of documentation and data in Licensee’s Control, as reasonably requested by Licensee, in order for Licensee to obtain and maintain each applicable IND and Marketing Approval for the Licensed Products in the Field in the Territory, including in connection with the preparation and filing of Licensee’s regulatory submissions for Licensed Products in the Territory (which assistance and any data provided in connection therewith must be in accordance with Applicable Law and requirements and standards by applicable Regulatory Authorities). Without limiting the generality of the foregoing, Licensor will assist Licensee as reasonably requested in connection with obtaining CMC data and the preparation and filing of regulatory submissions or portions thereof in the Territory that are related to the Manufacture of the Licensed Products.

3.2.3. Dossiers and Assigned Regulatory Materials. In addition to the initial Know-How transfer under Section 2.5 (Transfer of Licensed Know-How), Licensor will (a) upon Licensee’s request (which request will be made no later than [***]) assign to Licensee all of its rights, title, and interests in and to all INDs related to the Licensed Products in the Territory Controlled by Licensor or its Affiliates as of the Effective Date (the “Assigned Regulatory Materials”) and (b) in accordance with the timelines set forth in Section 2.5 (Transfer of Licensed Know-How), transfer to Licensee copies (in electronic or another format agreed by the Parties) of all Assigned Regulatory Materials and make Dossiers or Dossier Information, as applicable, to the extent set forth in ARTICLE 2 (Grant of Rights) and ARTICLE 3 (Development, Regulatory and Manufacturing Activities) herein, available to Licensee. Upon Licensee’s written request, Licensor will execute and deliver, or will cause to be executed and delivered, to Licensee such endorsements, assignments, and other documents as may be reasonably necessary to assign, convey, transfer, and deliver to Licensee all of Licensor’s rights, title, and interests in and to the Assigned Regulatory Materials, including submitting to each applicable Regulatory Authority a letter or other necessary documentation (with copy to Licensee) notifying such Regulatory Authority of the transfer of ownership of each IND included in the Assigned Regulatory Materials and assigned to Licensee pursuant to this Section 3.2.3 (Dossiers and Assigned Regulatory Materials). All Dossiers (including all Marketing Approvals) relating to the Licensed Products with respect to the Territory that are generated during the Term by or on behalf of Licensee or its Affiliate, Sublicensee or designee shall be owned by and shall be the sole property and held in the name of, Licensee or its Affiliate, Sublicensee or designee.

3.2.4. Right of Reference. Each Party hereby grants, and will cause its Affiliates, licensees, and sublicensees to grant, to the other Party, their Affiliates, their licensees, and their sublicensees (a) a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to any Dossier Controlled by such Party or any of its Affiliates, licensees or sublicensees, and (b) a right to copy, access, reference, and otherwise use (at no cost to such Party or any of its Affiliates or sublicensees), any and all regulatory data and Marketing Approvals for the Licensed Products owned or Controlled by the other Party or its Affiliates, licensees or sublicensees worldwide, in each case ((a) and (b)), to the extent relevant to research, Develop, Manufacture or Commercialize Licensed Products in the Field in such Party’s respective territory. Each Party shall, and shall cause its Affiliates, licensees, or sublicensees to, provide a signed statement to this effect, if requested by the other Party or the other Party’s Affiliate, licensee, or sublicensee, in accordance with 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation.

3.2.5. Recalls, Suspensions, or Withdrawals. As between the Parties, Licensee shall have the right to make the final determination whether to voluntarily implement any recall, market suspension or market withdrawal with respect to the Licensed Products in the Territory. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. Subject to ARTICLE 10 (Indemnity), for all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.2.5 (Recalls, Suspensions, or Withdrawals), as between the Parties, [***].

3.2.6. Safety Database. Licensee shall establish, hold and maintain (at Licensee’s cost and expense) the safety database for Licensed Products in the Territory and shall comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, with respect to any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States). The Parties will discuss and establish appropriate arrangements with respect to exchange of adverse event and safety data regarding Licensed Products generated by or on behalf of either Party or its Affiliates, licensees, or sublicensees.

3.3. Data Exchange.

3.3.1. Generally. Without limiting Section 2.5 (Transfer of Licensed Know-How), Section 3.1.5 (Development Reports; Transfer of Licensee Developed IP), or Section 3.2.4 (Right of Reference), each Party will provide [***].

3.3.2. In the Other Party’s Territory. Without limitation to Section 3.3 (Data Exchange), with respect to a country and a Party, in the event that a Party is conducting human clinical studies related to, in the case of Licensee, the Licensed Product or, in the case of Licensor, the [***], in a country or region in the other Party’s territory pursuant to Section 3.1.4(i) (By Licensee) or Section 3.1.4(ii) (By Licensor), as applicable, the Party conducting such human clinical study will be solely responsible for any regulatory filings and correspondence with the applicable Regulatory Authorities for such human clinical study; provided that such Party will provide to the other Party (A) [***], and (B) [***]. Each Party may [***].

3.3.3. Obligations on Third Party Licensees. If Licensor grants a license under the Licensed Technology to a Third Party to Exploit the Licensed Antibodies or Licensed Products in one or more countries outside the Territory [***] in any country or region in which Licensee is also conducting human clinical studies (as permitted in Section 3.1.4(i) (By Licensee)), then Licensor will require, in connection with the negotiation of such Third Party license agreement outside of the Territory, that (a) [***], and (b) [***].

3.4. Manufacturing. [***] following the Effective Date, Licensor (itself or through its Affiliates) will transfer to Licensee, at a price equal to [***], [***] of clinical GMP quality Licensed Antibodies and Licensed Product for clinical trials from Licensor’s current stock of such Licensed Antibodies and Licensed Product, which stock is currently held by [***] or [***]. In addition, immediately following the Effective Date, Licensor will order on Licensee’s behalf [***] an additional [***] batch (including drug product Manufacturing) of GMP quality Licensed Antibodies and Licensed Product and will promptly provide evidence of the submission and acceptance of such order to Licensee. Promptly following the completion of Manufacturing of such batch, Licensor will cause such batch to be transferred to Licensee [***]. Following the Effective Date, Licensee will have the right to request, at Licensee’s discretion, and Licensor will facilitate, either (a) [***] or (b) [***]. For clarity, nothing in this Section 3.3.1 (Generally) will prevent Licensor from [***]. In the event that, following [***].

ARTICLE 4
COMMERCIALIZATION

4.1. In General. As between the Parties, Licensee (itself or through its Affiliates or its or their Sublicensees) shall have the sole right, in its sole discretion, to Commercialize Licensed Antibodies and Licensed Products in the Territory at its sole cost and expense.

4.2. Commercialization Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize at least [***] in at least [***] in the Territory following receipt of Marketing Approval for such Licensed Product in such Indication in the Territory. In the event that Licensee decides to discontinue the Development or Commercialization of a Licensed Product in favor of another Licensed Product, its obligations under Section 3.2.1 (Development Diligence) and this Section 4.2 (Commercialization Diligence) shall cease with respect to such initial Licensed Product in favor of such other Licensed Product. Licensor further acknowledges that Licensee is in the business of Exploiting pharmaceutical products and nothing in this Agreement shall be construed as restricting such business or imposing on Licensee the duty to Exploit any Licensed Product for which royalties are payable hereunder to the exclusion of, or in preference to, any other product or in any way other than in accordance with its normal commercial practices.

4.3. Booking of Sales; Distribution. As between the Parties, Licensee shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. Subject to Section 3.2.5 (Recalls, Suspensions, or Withdrawals), as between the Parties, Licensee shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

4.4. Commercialization Reports. In addition to the royalty reports provided under Section 6.5 (Royalty Payments and Reports), commencing on [***], within [***] following [***], Licensee shall provide Licensor with high level written reports summarizing its material Commercialization activities with respect to Licensed Products in [***].

ARTICLE 5
GOVERNANCE

5.1. Alliance Managers.

5.1.1. Appointment. Each Party will, within [***] after the Effective Date, appoint an individual to act as a single point of contact for such Party (each, an “Alliance Manager”) to facilitate the effective exchange of information between the Parties and discuss the performance of the Parties under this Agreement. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Each Alliance Manager will be charged with creating and maintaining effective communication within and among the Parties. Each Alliance Manager may have additional responsibilities as agreed between Parties in writing from time to time.

5.1.2. Meetings. The Alliance Managers shall at least once per Calendar Year (for the first time in the month of April, 2023) have a meeting (physically or videoconferencing). It is acknowledged by each Party that the Alliance Managers do not have voting rights with regard to the Development or Exploitation of the Licensed Antibodies or Licensed Products by either Party.

5.2. IP Working Group. The Parties will, within [***] after the Effective Date, form an intellectual property working group (the “IP Working Group”), composed of [***] representatives from each Party that are employees or consultants of such Party or its Affiliates having relevant expertise in intellectual property matters. Such IP Working Group will be responsible for [***], and (g) any other intellectual property topics agreed upon by the Parties. For the avoidance of doubt, [***]. The IP Working Group will meet in person or by means of telephone or video conference at least once each Calendar Quarter, or with such other frequency as the IP Working Group may agree. Each Party may replace its representatives on the IP Working Group at any time by providing notice in writing to the other Party. The IP Working Group will have no decision-making authority. Each Party’s representatives on the IP Working Group and all other individuals attending or participating in discussions and meetings of the IP Working Group on behalf of a Party will be bound under written confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of ARTICLE 8 (Confidentiality; Press Release) except with respect to the duration of such obligations which will be commercially reasonable.

ARTICLE 6
PAYMENTS AND RECORDS

6.1. Upfront Payment. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions of this Agreement, Licensee shall pay Licensor a non-creditable and non-refundable upfront amount equal to twenty five million Dollars ($25,000,000). On or after the Effective Date, Licensor shall provide a valid invoice to Licensee for the upfront payment due, which amount shall be payable by Licensee no later than [***] following receipt of the invoice.

6.2. Milestones.

6.2.1. Development and Regulatory Milestones. In partial consideration of the rights granted by Licensor to Licensee hereunder and subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor each of the following milestones, calculated as follows and regardless whether such milestone has been achieved by Licensee, its Affiliates or its Sublicensees:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***];

(v) [***]; and

(vi) [***].

Each milestone payment in this Section 6.2.1 (Development and Regulatory Milestones) shall be payable only once, upon the first achievement of such milestone by the first Licensed Product for such Indication, and no milestone payment in this Section 6.2.1 (Development and Regulatory Milestones) will be payable for subsequent or repeated achievements of milestone events with respect to one or more of the same or different Licensed Products for the same Indication. If, at any time, the achievement of a later milestone described in this Section 6.2.1 (Development and Regulatory Milestones) has occurred with respect to the first Licensed Product for a specific Indication and for which a payment is due hereunder, and either of the preceding milestones for such Licensed Product for such Indication have not yet been achieved, become due or been paid with respect to the same, then each such skipped milestone payment shall become due and payable concurrently with such subsequent milestone that has been achieved for such Licensed Product for such Indication.

Licensee shall give Licensor written notice of the achievement of each milestone event in Section 6.2.1 (Development and Regulatory Milestones) no later than [***] after such achievement. Licensor shall submit an invoice to Licensee promptly, but no more than [***], following receipt of such notice for the full amount of the corresponding milestone, which amount shall be payable within [***] after the receipt of the invoice.

6.2.2. Sales Milestones. In partial consideration of the license rights granted by Licensor to Licensee hereunder and subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor sales milestone payments with respect to Net Sales of Licensed Products in the Territory (the “Sales Milestone Payments”) as follows:

(i) in the event that [***], Licensee shall pay to Licensor [***];

(ii) in the event that [***], Licensee shall pay to Licensor [***];

(iii) in the event that [***], Licensee shall pay to Licensor [***];

(iv) in the event that [***], Licensee shall pay to Licensor [***]; and

(v) in the event that [***], Licensee shall pay to Licensor [***].

With respect to each Licensed Product in each country in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country, Net Sales of such Licensed Product in such country shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 6.2.2 (Sales Milestones).

Each milestone payment in this Section 6.2.2 (Sales Milestones) shall be payable only once upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. In the event that in a given Calendar Year more than one (1) of the foregoing thresholds set forth in clauses (i) through (v) of this Section 6.2.2 (Sales Milestones) is exceeded, Licensee shall pay to Licensor a separate milestone payment with respect to each such threshold that is exceeded in such Calendar Year. Licensee will notify Licensor of the achievement of any sales milestone under this Section 6.2.2 (Sales Milestones) within [***] following the end of the Calendar Year in which such milestone was achieved. Each such milestone payment shall be due within [***] after Licensee’s receipt of an invoice therefor from Licensor.

6.3. Royalties.

6.3.1. Royalty Rates on Net Sales. Subject to Section 6.3.2 (Reductions), as further consideration for the rights granted to Licensee hereunder, during the Royalty Term, Licensee shall pay to Licensor a royalty on Net Sales by Licensee or any of its Affiliates or its or their Sublicensees to Third Parties (including Distributors ) of each Licensed Product (on a Licensed Product-by-Licensed Product basis) in the Territory during each Calendar Year of the Royalty Term at the following rates:

(i) for that portion of aggregate annual Net Sales of such Licensed Product in the Territory [***], a royalty rate of [***];

(ii) for that portion of aggregate annual Net Sales of such Licensed Product in the Territory [***], a royalty rate of [***];

(iii) for that portion of aggregate annual Net Sales of such Licensed Product in the Territory [***], a royalty rate of [***];

(iv) for that portion of aggregate annual Net Sales of such Licensed Product in the Territory [***], a royalty rate of [***];

(v) for that portion of aggregate annual Net Sales of such Licensed Product in the Territory [***], a royalty rate of [***]; and

(vi) for that portion of aggregate annual Net Sales of such Licensed Product in the Territory [***], a royalty rate of [***].

With respect to each Licensed Product in each country in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country, royalties will no longer be payable with respect to Net Sales of such Licensed Product in such country.

6.3.2. Reductions. Notwithstanding the foregoing stated in Section 6.3.1 (Royalty Rates on Net Sales), in the event that:

(i) [***], Licensee shall be entitled to deduct from any royalty payment payable to Licensor under this Agreement [***];

(ii) [***], then Licensee’s royalty payment obligations will be reduced by [***] from the amount otherwise payable under this Section 6.3 (Royalties) for [***];

(iii) [***], then the royalty payable on Net Sales of such Licensed Product will be reduced by [***] of the royalty that would have otherwise been payable under this Section 6.3 (Royalties) on Net Sales of such Licensed Product in the Territory; and

(iv) [***], then the royalty payable on Net Sales of such Licensed Product will be reduced by [***] of the royalty that would have otherwise been payable under this Section 6.3 (Royalties) on Net Sales of such Licensed Product in the Territory.

provided that [***].

6.4. Royalty Term. Licensee shall have no obligation to pay any royalty with respect to a Licensed Product in the Territory after [***].

6.5. Royalty Payments and Reports. Licensee shall calculate all amounts payable to Licensor pursuant to Section 6.3 (Royalties) after the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 6.6 (Mode of Payment). Licensee shall give to Licensor a written statement of the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter, which statement shall include the Net Sales of all Licensed Products subject to royalty payments sold by Licensee and its Affiliates and Sublicensees in the Territory during the reporting period and the royalties payable on Net Sales under this Agreement in accordance with Section 6.3 (Royalties). Following receipt of such statement, Licensor shall promptly, but no more than [***] from receipt of report, submit an invoice to Licensee for the full amount of the corresponding royalty payment payable under this Section 6.3 (Royalties), which amount shall be payable [***] after the receipt of a valid invoice.

6.6. Mode of Payment. All payments under this Agreement shall be made by deposit or wire transfer of Dollars in the requisite amount to such bank account as Licensor may from time to time designate by notice to Licensee. Licensee shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable Exchange Rate. “Exchange Rate” means the IFRS-compliant rate as used by Licensor for the purpose of preparing its consolidated financial statements on any date, as may be adjusted from time to time.

6.7. Existing Obligations. For the avoidance of doubt, all financial obligations, including royalties, due from Licensor to Third Parties for the Licensed Products under agreements in effect as of the Effective Date are and will remain the sole responsibility of Licensor unless expressly agreed otherwise in Section 2.6 (Assignment of Contracts) or Section 3.1.1(ii) (Ongoing Clinical Trials). Without limiting the generality of the foregoing, Licensor will be solely responsible for (a) all obligations (including any royalty or other obligations that relate to the Licensed Technology) of Licensor or its Affiliates under any agreement between Licensor and any Third Party that is in effect as of the Effective Date or that Licensor enters into during the Term (each such agreement, a “Collaboration In-License”), and (b) all payments to inventors (other than inventors that are representatives of Licensee) of Licensed Know-How, including payments under inventorship compensation laws.

6.8. Taxes.

6.8.1. Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within [***] of receipt. Notwithstanding the foregoing, in the event that the receiving Party has assigned or transferred its rights under this Agreement to a Person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, any Indirect Taxes owed or to be paid as a result of such Person not being a “United States person” shall be an obligation of the receiving Party and not the paying Party.

6.8.2. Withholding Taxes. Where any sum due to be paid to any Party hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the payor shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to payee hereunder, and secure and send to payee the best available evidence of such payment. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. Each Party will provide to the other any tax forms, certificates, application or other documents or evidence that may be reasonably necessary in order for a Party to determine whether to withhold tax or to withhold tax on any payments or whether an applicable double taxation agreement or treaty applies that reduces or eliminates any withholding tax on any such payments. In the event that a government authority retroactively determines that a payment made by a Party to another pursuant to this Agreement should have been subject to withholding or similar (or to additional withholding or similar) taxes, and such Party (the “Withholding Party”) remits such withholding or similar taxes to the government authority, including any interest and penalties that may be imposed thereon (together with the tax paid, the “Amount”), the Withholding Party will have the right (a) to offset the Amount against future payment obligations of the Withholding Party under this Agreement, (b) to invoice the other Party for the Amount (which shall be payable by the other Party within [***] of its receipt of such invoice), or (c) to pursue reimbursement of the Amount by any other available remedy.

6.8.3. Tax Co-operation. Licensee and Licensor shall use commercially reasonable efforts to cooperate with each other in relation to any reasonable request in connection with any tax liability arising from the payments due under this Agreement, including information required for the preparation and filing of any tax return or the conduct of any audit, investigation, dispute or appeal or any other communication with any governmental authority, in each case if and to the extent: (i) legally permissible; and (ii) that such disclosure would not breach any duty of confidentiality or waive any privilege. The requesting Party shall be responsible for any third-party costs properly incurred by the other Party in complying with this Section 6.8.3 (Tax Co-operation).

6.9. Interest on Late Payments. If any undisputed payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate equal to [***]. Any interest will accrue from day to day and is calculated based on the actual number of days elapsed from the payment due date to the actual payment date for an undisputed payment and a year of 365 days. Interest is compounded [***].

6.10. Financial Records. Licensee shall and shall cause its Affiliates and its Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder (including Net Sales of Licensed Products) to the extent required to calculate and verify all amounts payable hereunder. Licensee shall, and shall cause its Affiliates and its Sublicensees to, retain such books and records until [***] or for such longer period as may be required by Applicable Law.

6.11. Audit.

6.11.1. Procedures. At the request of Licensor, Licensee shall, and shall cause its Affiliates and its Sublicensees to, permit an independent auditor designated by Licensor and reasonably acceptable to Licensee (or its Affiliate or Sublicensee, as applicable), at reasonable times and upon reasonable notice, to audit the books and records maintained pursuant to Section 6.10 (Financial Records) to ensure the accuracy of all reports and payments made hereunder. Such examinations may not (i) be conducted for the books and records pertaining to any Calendar Year more than [***] after the end of such Calendar Year, (ii) be conducted more than once in any [***] period (unless a previous audit during such [***] period revealed an underpayment (or with respect to any reimbursement, an overpayment) with respect to such period), or (iii) be repeated for any Calendar Year. The cost of this audit shall be borne by Licensor, unless [***]. Unless disputed pursuant to Section 6.11.2 (Audit Dispute) below, if such audit concludes that (x) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due or (y) excess payments were made by Licensee, Licensor shall reimburse such excess payments, in either case ((x) or (y)), within [***] after the date on which such audit is completed by Licensor and the auditor provides its report therefor.

6.11.2. Audit Dispute. In the event of a dispute with respect to any audit under Section 6.11.1 (Procedures), Licensor and Licensee shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, Licensee shall pay any additional amounts due, with interest from the date originally due as provided in Section 6.9 (Interest on Late Payments) or Licensor shall reimburse any excess payments paid, as applicable.

6.11.3. Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 6 (Payments and Records) in accordance with the confidentiality provisions of ARTICLE 8 (Confidentiality; Press Release) and the Parties shall cause the any independent auditor engaged under Section 6.11.1 (Procedures) and any Auditor engaged under Section 6.11.2 (Audit Dispute) to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm or Third Party to retain all such financial information in confidence pursuant to such confidentiality agreement.

6.12. Right to Offset. Each Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Agreement, against any payments owed by such first Party to such other Party under this Agreement; provided that such Party gives the other Party at least [***] notice of such intended offset. Such offsets shall be in addition to any other rights or remedies available under this Agreement and Applicable Law.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1. Ownership of Intellectual Property.

7.1.1. Ownership of Patents and Know-How. Each Party shall, as between each other, own and retain all right, title and interest in and to any and all Patents and Know-How that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1 (Grants to Licensee)) by such Party or any of its Affiliates on the Effective Date or Patents and Know-How (including any improvements to the inventions claimed in the Licensed Patents) developed or acquired by such Party or its Affiliates or Sublicensees after the Effective Date. Ownership of Patents and Know-How generated, conceived, or reduced to practice by or on behalf of a Party or its Affiliates (solely or jointly with the other Party or its Affiliates) in the course of activities in respect of the Licensed Antibody and Licensed Products under this Agreement will follow inventorship. Accordingly, (a) each Party will own all rights, title, and interests in and to (i) any and all Know-How generated, conceived, or reduced to practice solely by or on behalf of such Party or its Affiliates in the course of activities in respect of the Licensed Antibody and Licensed Products under this Agreement and (ii) any and all Patents Covering any such Know-How described in clause (a)(i) of this Section 7.1.1 (Ownership of Patents and Know-How), and (b) the Parties will jointly own any and all (i) Know-How developed or invented jointly by or behalf of the Parties or their Affiliates in the course of activities in respect of the Licensed Antibody and Licensed Products under this Agreement (“Joint Know-How”) and (ii) Patents Covering any such Know-How described in clause (b)(i) of this Section 7.1.1 (Ownership of Patents and Know-How) (“Joint Patent Rights”). All determinations of inventorship under this Agreement will be made in accordance with U.S. patent law. For the avoidance of doubt, as it relates to any Potential Assigned Contract that is assigned to Licensee pursuant to Section 2.6 (Assignment of Contracts), any results generated by a vendor under such agreement prior to the effective date of assignment of such agreement that, as per the terms of the Potential Assigned Contract, are owned by Licensor or its Affiliate will remain owned by Licensor or its Affiliate but will be included in the Licensed Know-How licensed to Licensee hereunder. Any results generated by a vendor under such agreement after the effective date of assignment thereof to Licensee that, as per the terms of the Potential Assigned Contract would be owned by Licensor or its Affiliate in absence of such assignment, will be owned by Licensee.

7.1.2. Joint Technology. Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 2.1 (Grants to Licensee) and Section 2.4 (License Grant Back to Licensor), (a) the Parties will jointly own all Joint Technology and (b) each Party is entitled to practice the Joint Technology for all purposes on a worldwide basis and to license such Joint Technology through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Technology, throughout the world, necessary to provide the other Party with full rights of use and Exploitation of the Joint Technology (subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 2.1 (Grants to Licensee)). Without limitation, each Party will cooperate with the other Party if the Parties determine to apply for U.S. or foreign patent protection for any Joint Technology in accordance with this Agreement and will obtain the cooperation of the individual inventors of any such Joint Technology.

7.1.3. Ownership of Product Trademarks of Licensee. As between the Parties, Licensee shall have the sole right to determine and shall own all right, title and interest in and to the Product Trademarks to be used in the Territory. Licensor shall not and shall not permit its Affiliates or licensees to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks of Licensee, and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks. Licensor shall not and shall not permit its Affiliates or licensees to, attack, dispute or contest the validity of or ownership of any Product Trademark of Licensee anywhere in the Territory or any registrations issued or issuing with respect thereto.

7.1.4. Ownership of Product Trademarks of Licensor. As between the Parties, Licensor shall have the sole right to determine and shall own all right, title and interest in and to the Product Trademarks to be used outside the Territory. Licensee shall not and shall not permit its Affiliates or sublicensee to, (a) use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Product Trademarks of Licensor, and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Product Trademarks of Licensor. Licensee shall not and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark of Licensor anywhere outside the Territory or any registrations issued or issuing with respect thereto.

7.2. Maintenance and Prosecution of Patents.

7.2.1. Licensed Limited Exclusive Patents. As between the Parties, (a) Licensor shall have the sole right (but not the obligation), using external counsel of its own choice, to prepare, file, prosecute and maintain the Licensed Limited Exclusive Patents worldwide and (b) Licensor will be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case ((a) and (b)), at Licensor’s cost and expense; provided that if Licensor desires to change its external counsel responsible for such prosecution and maintenance in the Territory following the Effective Date, Licensor will discuss its proposed new external counsel with Licensee through the IP Working Group. Licensor shall keep Licensee updated regarding the strategy for the preparation, filing, prosecution and maintenance of any claim in the Licensed Limited Exclusive Patents that relates to the Licensed Antibody in the Territory through the IP Working Group. Licensor will not have the right to delegate its right to prosecute, defend or maintain any claim in the Licensed Limited Exclusive Patents that relates to the Licensed Antibody in the Territory to any Third Party without Licensee’s prior written consent.

7.2.2. Licensed Exclusive Patents. Licensee will have the first right (but not the obligation), using external counsel of its own choice, to prepare, file, prosecute, and maintain all Licensed Exclusive Patents in the Territory, including in connection with any related interference, re-issuance, re-examination and opposition proceedings, at Licensee’s cost and expense. Licensee shall regularly inform Licensor of all steps with regard to the preparation, filing, prosecution and maintenance of the Licensed Exclusive Patents in the Territory, including by promptly providing to Licensor (a) a copy of all communications to and from any patent authority in the Territory regarding such Licensed Exclusive Patents, (b) all relevant information relating to the prosecution, maintenance, or defense of such Licensed Exclusive Patents, and (c) drafts of any filings or responses to be made to such patent authorities in the Territory at least [***] in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensor to review and comment thereon. Licensee will provide such information in the original language and any translation costs will be borne by Licensor. Licensee shall consider in good faith the comments, requests and suggestions of Licensor with respect to any such drafts, filings and other communications, and with respect to strategies for filing and prosecuting the Licensed Exclusive Patents in the Territory. Licensee will be responsible for and pay all future costs and expenses incurred by Licensee in connection with the preparation, filing, prosecution, and maintenance of the Licensed Exclusive Patents in the Territory. If, as between the Parties, Licensee elects not to prepare, file, prosecute or maintain, or defend in an interference, re-issuance, re-examination and opposition proceeding, a patent or patent application included in the Licensed Exclusive Patents in the Territory, then (A) Licensee shall provide reasonable prior written notice to Licensor of such intention, which notice will be provided sufficiently in advance to enable Licensor to assume such prosecution, maintenance or defense of such Licensed Exclusive Patent in the Territory and (B) Licensor shall thereupon have the right, but not the obligation, to assume the control and direction of the preparation, filing, prosecution and maintenance, and defense of such Licensed Exclusive Patents, at Licensor’s sole cost and expense.

7.2.3. Patent Prosecution, Maintenance, and Defense of Joint Patent Rights. Licensee will have the sole right (but not the obligation), using external counsel of its own choice, to prepare, file, prosecute, maintain, and defend all Joint Patent Rights, including in connection with any related interference, re-issuance, re-examination and opposition proceedings. Licensee will be responsible for and pay all future costs and expenses incurred in connection with the preparation, filing, prosecution, and maintenance of the Joint Patent Rights.

7.2.4. Patent Prosecution, Maintenance, and Defense of Licensee Solely-Owned Arising Patents. Licensee has the sole right (but not the obligation) to prepare, file, prosecute, maintain and defend all Licensee Solely-Owned Arising Patents, including in connection with any related interference, re-issuance, re-examination and opposition proceedings, at Licensee’s sole cost and expense, using counsel of its own choice.

7.2.5. Patent Term Extension and Supplementary Protection Certificate. Where applicable to a Licensed Product in the Territory, Licensee will have the right and discretion to determine whether to file for a patent term extension for the Licensed Exclusive Patents, and to select the Licensed Exclusive Patents for which it will request such patent term extension. Licensor and Licensee shall reasonably cooperate with respect to such decisions regarding, and applications for, such patent term extensions in the Territory, including extensions pursuant to 35 U.S.C. §156 et. seq. The Parties shall provide prompt and reasonable assistance including by taking such action as patent holder as is required under any Applicable Law to obtain such patent term extension or supplementary protection certificate in the Territory.

7.3. Enforcement of Licensed Patents.

7.3.1. Notice. Each Party shall promptly notify the other Party in writing of any alleged, threatened, or actual infringement of the Licensed Patents or the Joint Patent Rights by a Third Party in any jurisdiction in the Territory in each case of which such Party becomes aware (an “Infringement”), including any such alleged, threatened, or actual infringement by a Third Party that is Exploiting a product that would be competitive with a Licensed Product (i.e., a B7H4x4-1BB bi-specific antibody) (“Competitive Infringement”).

7.3.2. Competitive Infringement. As between the Parties, Licensee will have the first right, but not the obligation, to prosecute any Competitive Infringement with respect to the Licensed Patents in the Field in the Territory, at Licensee’s sole cost and expense, using counsel of its own choice. If Licensee elects to prosecute such Competitive Infringement, it will forthwith notify the IP Working Group thereof. If Licensee or its designee declines to, or does not take commercially reasonable steps to prosecute a Competitive Infringement (a) within [***] following the first notice provided under Section 7.3.1 (Notice) with respect to such Competitive Infringement or (b) provided such date occurs after the first such notice of such Competitive Infringement is provided, [***] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then, upon Licensee’s written consent (such consent not to be unreasonably withheld, conditioned or delayed), Licensor may prosecute such Competitive Infringement at Licensor’s cost and expense. The Parties will discuss in good faith any strategic reasons why Licensee may have declined or failed to prosecute any Competitive Infringement of the Licensed Patents.

7.3.3. Enforcement of Joint Patent Rights. As between the Parties, Licensee shall have the sole right, but not the obligation, to prosecute any Infringement, including a Competitive Infringement, with respect to the Joint Patent Rights in the Field, at Licensee’s sole cost and expense, using counsel of its own choice.

7.3.4. Enforcement of Licensee Solely-Owned Arising Patents. Licensee has the sole right, but not the obligation, to prosecute any Infringement, including a Competitive Infringement, with respect to the Licensee Solely-Owned Arising Patents that are solely owned by Licensee, at Licensee’s sole cost and expense, using counsel of its own choice.

7.3.5. Enforcement of Patents Solely Owned by Licensor. Licensor has the sole right, but not the obligation, to prosecute any Infringement that is not a Competitive Infringement with respect to the Licensed Patents worldwide at Licensor’s sole cost and expense, using counsel of its own choice; [***].

7.3.6. Cooperation. The Parties agree to cooperate fully in any Infringement action pursuant to this Section 7.3 (Enforcement of Licensed Patents), including in the case of Licensor, by making the inventors, applicable records and documents (including laboratory notebooks) in respect of the relevant Licensed Patents available to Licensee upon Licensee’s request. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time, in connection with its activities set forth in this Section 7.3 (Enforcement of Licensed Patents), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. Unless otherwise set forth herein, the Party entitled to bring any patent Infringement litigation in accordance with this Section 7.3 (Enforcement of Licensed Patents) shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Section 7.3 (Enforcement of Licensed Patents) in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). In connection with any activities with respect to an Infringement action prosecuted by a Party pursuant to this Section 7.3 (Enforcement of Licensed Patents), the Party controlling such action shall (a) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (b) consider in good faith any comments from the other Party with respect thereto, and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

7.3.7. Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described above in this Section 7.3 (Enforcement of Licensed Patents) (whether by way of settlement or otherwise) shall be [***]. Any remainder [***] shall be [***]; provided, however, [***].

7.4. Invalidity or Unenforceability Defenses or Actions relating to Licensed Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensed Patents by a Third Party of which such Party becomes aware. As between the Parties, Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensed Exclusive Patents at its sole cost and expense in the Territory and using counsel of its own choice. If Licensee or its designee elects not to defend or control the defense of the Licensed Exclusive Patents in a suit brought in the Territory or otherwise fails to initiate and maintain the defense of any such claim, suit or proceeding, then Licensor may conduct and control the defense of any such claim, suit or proceeding at its sole cost and expense. In addition, Licensor may elect to act as co-defender of the Licensed Exclusive Patents at Licensor’s cost, or if required by Applicable Law, Licensor will provide assistance to Licensee as a co-defender of the Licensed Exclusive Patents, at Licensee’s cost. Licensor shall have the sole right to defend and control the defense of the validity and enforceability of the Licensed Limited Exclusive Patents; provided that, [***]. Where a Party controls such an action, the other Party shall, and shall cause its Affiliates to, assist and cooperate with the controlling Party, as such controlling Party may reasonably request from time to time. in connection with its activities set forth in this Section 7.4 (Invalidity or Unenforceability Defenses or Actions relating to Licensed Patents), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the controlling Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith. In. connection with any activities with respect to a defense, claim or counterclaim relating to the Licensed Patents pursuant to this Section 7.4 (Invalidity or Unenforceability Defenses or Actions relating to Licensed Patents), the controlling Party shall (a) consult with the other Party as to the strategy for such activities, (b) consider in good faith any comments from the other Party, and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim, or counterclaim.

7.5. Third Party Rights. If in the reasonable opinion of Licensee, the Exploitation of the Licensed Product by Licensee or any of its Affiliates or any of its or their Sublicensees, Distributors or customers infringes or misappropriates or is reasonably expected to infringe or misappropriate any Patent, trade secret or other intellectual property right of a Third Party in the Territory (such right, a “Third Party Right”), then, as between the Parties, Licensee shall have the right, but not the obligation, to negotiate and obtain a license or other rights from such Third Party to such Third Party Right as necessary or desirable for Licensee or its Affiliates or its and their Sublicensees to Exploit Licensed Products in the Territory. In the event that Licensee [***].

7.6. Patent Listing. Licensee will have the full and exclusive right, in its sole discretion, to determine and control the listing of any Licensed Patent in the then-current edition of the Purple Book in connection with the Marketing Approval of any Licensed Product, or in equivalent patent listings in any other country within the Territory. At Licensee’s expense, Licensor will cooperate with Licensee’s reasonable requests in connection therewith, to the extent required or permitted under Applicable Law.

7.7. Infringement of Third Party IP.

7.7.1. Notice. If any Licensed Antibody or Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent within the Territory, then the Party first having notice of the claim or assertion will promptly notify the other Party.

7.7.2. Defense. Except as otherwise provided in ARTICLE 10 (Indemnity), Licensee will have the first right, but not the obligation, to defend any such Third Party claim or assertion of infringement of a Patent with respect to any Licensed Antibody or Licensed Product in the Territory, at Licensee’s expense. Licensor will reasonably cooperate with Licensee in connection with conducting the defense of the Third Party claim or assertion, including if required to conduct such defense, furnishing a power of attorney.

7.8. Product Trademarks.

7.8.1. Notice. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

7.8.2. Prosecution of Product Trademarks. Licensee shall have the sole right to register, prosecute and maintain the Product Trademarks in the Territory using counsel of its own choice. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks in the Territory shall be borne solely by Licensee.

7.8.3. Enforcement of Product Trademarks. Licensee shall have the sole right to take such action as Licensee deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory, at its sole cost and expense and using counsel of its own choice. Licensee shall retain any damages or other amounts collected in connection therewith.

7.8.4. Third Party Claims. Licensee shall have the sole right to defend against and settle any alleged, threatened or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of that Third Party or constitutes unfair trade practices or any other like offense or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory, at its sole cost and expense and using counsel of its own choice. Licensee shall retain any damages or other amounts collected in connection therewith.

7.8.5. Cooperation. Licensor shall, and shall cause its Affiliates to, assist and cooperate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Section 7.8 (Product Trademarks), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse Licensor for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.

ARTICLE 8
CONFIDENTIALITY; PRESS RELEASE

8.1. Confidentiality Obligations. At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, each Party (the “Receiving Party”) shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party (the “Disclosing Party”), except to the extent such disclosure or use is (a) expressly permitted by the terms of this Agreement or (b) reasonably necessary to exercise its rights or perform its obligations under this Agreement, in which case the Receiving Party may disclose Confidential Information of the Disclosing Party to its employees, Affiliates, sublicensees, and subcontractors, consultants, or agents who have a need to know such Confidential Information in order to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement, all of whom will be similarly bound by confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement. The Receiving Party will use diligent efforts to cause the foregoing Persons to comply with the restrictions on use and disclosure set forth in this Section 8.1 (Confidentiality Obligations), and will be responsible for ensuring that such Persons maintain the Disclosing Party’s Confidential Information in accordance with this ARTICLE 8 (Confidentiality; Press Release). Each Party will promptly notify the other Party of any unauthorized use or disclosure of the other Party’s Confidential Information. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party or its Affiliates in connection with this Agreement, whether prior to, on or after the Effective Date, including the terms of this Agreement, information relating to the Licensed Product (including the Dossiers or Dossier Information and royalty reports), any Development or Commercialization of the Licensed Product, any Know-How with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates or, in the case of Licensee, its or their sublicensees or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto).

8.2. Excluded Information. Notwithstanding the foregoing, the confidentiality and non-use obligations under Section 8.1 (Confidentiality Obligations) will not apply to the following information (and such information will not be considered Confidential Information hereunder):

8.2.1. information that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the Receiving Party;

8.2.2. information that can be demonstrated by documentation or other competent proof to have been in the Receiving Party’s possession prior to disclosure by the Disclosing Party without any obligation of confidentiality with respect to such information;

8.2.3. information that is subsequently received by the Receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

8.2.4. information that has been published by a Third Party or otherwise enters the public domain through no fault of the Receiving Party in breach of this Agreement; or

8.2.5. information that can be demonstrated by documentation or other competent evidence to have been independently developed by or for the Receiving Party without reference to the Disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

8.3. Permitted Disclosures. In addition to the exceptions contained in Section 8.1 (Confidentiality Obligations), the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent (and solely to the extent) that such disclosure is reasonably necessary in the following instances:

8.3.1. such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by law, including by reason of filing with securities regulators (whether generally or in pursuit of an application for listing of securities and including with the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body); provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

8.3.2. (a) the prosecution, maintenance, and defense of Licensed Patents, in each case, as contemplated by this Agreement; or (b) regulatory submissions and other filings with governmental authorities (including Regulatory Authorities), as necessary for the Exploitation of a Licensed Product as contemplated by this Agreement;

8.3.3. disclosure of the existence and applicable terms of this Agreement and the status and results of Exploitation of one or more Licensed Products to actual or bona fide potential investors, acquirors, sublicensees, collaborators, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, sublicense, debt transaction, or collaboration; provided that, in each such case, (a) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, and (b) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed;

8.3.4. to prosecute or defend litigation so long as there is [***] prior written notice given by the Receiving Party before filing, and to enforce Patents in connection with the Receiving Party’s rights and obligations pursuant to this Agreement;

8.3.5. Licensee and its Affiliates and its and their Sublicensees may disclose Confidential Information of Licensor as may be necessary or useful in connection with the Exploitation of the Licensed Products in the Field in the Territory (including in connection with any filing, application or request for Marketing Approval by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees) or otherwise in connection with the performance of its obligations or exercise of Licensee’s rights as contemplated by this Agreement, including to existing or potential licensees, Sublicensees, collaboration partners, Distributors or acquirers; provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein; and

8.3.6. Licensor and its Affiliates and its and their sublicensees may disclose Confidential Information of Licensee as expressly contemplated under this Agreement in connection with the Exploitation of the Licensed Products in the Field outside the Territory (including in connection with any filing, application or request for Marketing Approval by or on behalf of Licensor or any of its Affiliates or its or their sublicensees) or otherwise in connection with the performance of its obligations or exercise of Licensor’s rights as contemplated by this Agreement, including to existing or potential licensees, sublicensees, collaboration partners, distributors or acquirers; provided that such disclosure is covered by terms of confidentiality and non-use at least as restrictive as those set forth herein.

If and whenever any Confidential Information is disclosed in accordance with this Section 8.3 (Permitted Disclosures), such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).

8.4. Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.4 (Use of Name) shall not prohibit (a) Licensee from making any disclosure identifying Licensor to the extent required in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted).

8.5. Public Announcements. Neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted). The Parties have agreed to issue a press release on the Effective Date in the form attached as Schedule 6.

8.6. Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes, and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All retained or archived Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 8.1 (Confidentiality Obligations).

8.7. Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, a Receiving Party will not be liable for the use of any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any officers, directors, agents, contractors, or employees of such Receiving Party after having access to such Confidential Information (“Residual Knowledge”); provided that such officer, director, agent, contractor, or employee (a) has not intentionally memorized such Residual Knowledge, and (b) has not been directed or encouraged by the Receiving Party to memorize such Residual Knowledge. Any use made by the Receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1. Mutual Representations and Warranties. Licensor and Licensee each represents and warrants to the other, as of the Effective Date, and covenants, that:

9.1.1. it is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

9.1.2. the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate: (a) such Party’s charter documents, bylaws or other organizational documents; (b) in any material respect, any agreement, instrument or contractual obligation to which such Party is bound; (c) any requirement of any Applicable Law; or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party;

9.1.3. this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

9.1.4. it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder;

9.1.5. neither it nor any of its Affiliates or its directors has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug, and Cosmetic Act, as amended from time to time or who is the subject of a conviction described in such section. It agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder;

9.1.6. each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement that for the performance of its obligations hereunder, it and its Affiliates and above noted representatives shall comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause the other Party or its Affiliates to be in violation of any such laws; and

9.1.7. it has obtained all necessary government authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with governmental authorities, under any Applicable Law currently in effect, that are or will be necessary for the transactions contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement.

9.2. Additional Representations and Warranties of Licensor. Licensor further represents and warrants to Licensee, as of the Effective Date, and covenants, as follows:

9.2.1. Licensor is entitled to grant the licenses specified herein and has and will have the full right, power, and authority to grant all of the licenses and rights granted to Licensee under this Agreement;

9.2.2. Schedule 1A and Schedule 1B set forth a complete and accurate list of all Licensed Patents existing as of the Effective Date that are necessary or reasonably useful to Exploit the Licensed Antibodies or Licensed Products in the Field in the Territory, and all such Licensed Patents are (a) Controlled by Licensor free of any encumbrances or liens, (b) the pending applications included in the Licensed Patents are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (c) all applicable fees for the Licensed Patents have been paid on or before the due date for payment;

9.2.3. the Licensed Patents represent all Patents that Licensor or its Affiliates Control relating to the Licensed Antibodies on the Effective Date;

9.2.4. Licensor is the sole and exclusive owner of the Licensed Exclusive Patents;

9.2.5. the Licensed Limited Exclusive Patents are owned by Affiliates of Licensor as stated on Schedule 9 hereto, and Licensor has obtained from its respective Affiliates all rights required to grant to Licensee the rights granted to Licensee under this Agreement;

9.2.6. neither Licensor nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to the Licensed Patents or Licensed Know-How for use in connection with any Licensed Product in the Field in the Territory (including by granting any covenant not to sue with respect thereto);

9.2.7. no claim, pending litigation, or litigation has been brought, or asserted (and Licensor has no Knowledge of any claim or threatened claim, whether or not brought or asserted) by any Person alleging that (a) the Licensed Patents are invalid or unenforceable or (b) that the use of the Licensed Patents or the Licensed Know-How as contemplated herein, or the Exploitation of the Licensed Antibodies as contemplated herein, or Licensor’s practice of the Licensed Technology prior to the Effective Date, violates, infringes, constitutes misappropriation or otherwise conflicts or interferes with or would violate, infringe or otherwise conflict or interfere with, any intellectual property or proprietary right of any Person;

9.2.8. there are no claims, judgments, or settlements against or pending, or amounts with respect thereto, owed by Licensor or any of its Affiliates, with respect to the Licensed Technology, and Licensor has not received written notice threatening any such claims, judgments, or settlements;

9.2.9. to Licensor’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Licensed Patents or the Licensed Know-How;

9.2.10. the conception, development, and reduction to practice of any of the Licensed Technology has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party;

9.2.11. to Licensor’s Knowledge, the practice by Licensor or Licensee under the Licensed Technology or the Exploitation by Licensor or Licensee (or their respective Affiliates or Sublicensees) of any Licensed Antibody or Licensed Product in the form the Licensed Antibodies and Licensed Products exist as of the Effective Date (including the process used to Manufacture the Licensed Products) does not and will not infringe, misappropriate, or otherwise violate any issued patent of any Third Party or, if and when issued, any claim within any published patent application of any Third Party;

9.2.12. no Third Party has challenged the ownership, scope, duration, validity, enforceability, priority, or right to use any Licensed Patents (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court);

9.2.13. Licensor does not have Knowledge of any fact or circumstance that would cause Licensor to reasonably conclude that any of the Licensed Patents existing as of the Effective Date is, or will be upon issuance, invalid or unenforceable;

9.2.14. Licensor’s rights, title, and interest in and to the Licensed Technology is free of any lien, encumbrance, charge, mortgage, liability, or security interest;

9.2.15. Licensor is in possession of all Licensed Technology, and no Licensed Technology is held by any subcontractor of Licensor;

9.2.16. (a) there are no Third Party agreements pursuant to which Licensor Controls any of the Licensed Technology in the Territory, and (b) no Third Party has any rights, title, or interests in or to, or any license under, any of the Licensed Technology in the Territory except for [***] as set forth on Schedule 7 hereto;

9.2.17. no written notice of default or termination has been received or given under any agreement pursuant to which Licensor Controls any Licensed Technology in the Territory, including under any Existing In-License, and there is no act or omission by Licensor or its Affiliates that would provide a right to terminate any such agreement;

9.2.18. each of the Licensed Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Licensed Patent is issued or such application is pending;

9.2.19. each Person who has or has had any rights in or to any Licensed Patents or any Licensed Know-How, has assigned and has executed an agreement assigning its entire right, title and interest in and to such Licensed Patents and Licensed Know-How to Licensor or an Affiliate of Licensor, and Licensor has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights to the Licensed Patents, and all such assignments are valid and enforceable, and all rights in all inventions and discoveries developed or invented by any employee or independent contractor of Licensor or such Affiliate during the course of their employment (or other retention) by Licensor or such Affiliate, and included in Licensed Know-How, or that are the subject of one or more Licensed Patents, have been assigned in writing to Licensor or its Affiliate;

9.2.20. the inventions claimed or covered by the Licensed Patents were not conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof;

9.2.21. the Licensed Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Licensor and its Affiliates no breach of such confidentiality has been committed by any Third Party;

9.2.22. the representations and warranties of the Licensor in this Agreement and the information, documents and materials furnished to Licensee in connection with its period of diligence prior to the Effective Date, do not, taken as a whole, (a) contain any untrue statement of a material fact or (b) omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading;

9.2.23. Licensor has disclosed to Licensee all Third Party contracts entered into by Licensor or its Affiliates as of the Effective Date related to the Development or Manufacture of the Licensed Antibodies or Licensed Products, and the Potential Assigned Contracts set forth on Schedule 7 include all such agreements that are material;

9.2.24. except as otherwise disclosed to Licensee, all amounts due and invoiced as of the Effective Date under any Potential Assigned Contract have been paid in full on or prior to the Effective Date, and

9.2.25. Licensor has (a) provided to Licensee all invoices it has received prior to the Effective Date related to the Potential Assigned Contracts, and (b) notified Licensee of any invoices it expects to receive during the Transition Period related to the Potential Assigned Contracts, including a good faith estimate of the amounts that will be payable under any such invoice.

9.3. Covenants of Licensor. Licensor covenants to Licensee that:

9.3.1. Licensor and its Affiliates will (a) maintain Control of all Licensed Technology in the Territory at all times during the Term (except with respect to the rights granted to Licensee hereunder), (b) maintain Control of all Licensed Technology that is in-licensed by Licensor, (c) not assign, transfer, encumber, pledge, or otherwise grant any Third Party any rights or security interests with respect thereto that would conflict with, limit the scope of, or adversely affect the rights granted to Licensee under this Agreement, and (d) not enter into any agreement, whether written or oral, with respect to or otherwise assign, transfer, license, convey, or otherwise encumber its right, title or interest in or to the Licensed Patents or Licensed Know-How for use in connection with any Licensed Product in the Field in the Territory (including by granting any covenant not to sue with respect thereto) to any Person that is inconsistent with or otherwise diminish the rights and licenses granted to Licensee under this Agreement;

9.3.2. neither Licensor nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, in each case, in a manner that conflicts with or otherwise adversely affects the rights and licenses granted to Licensee hereunder;

9.3.3. Licensor will, and will cause its Affiliates to, remain in compliance in all respects with the Existing In-Licenses and Collaboration In-Licenses, and it will not, without Licensee’s written consent, (a) breach or otherwise take any action that could permit the licensor thereunder to terminate such Existing In-License or Collaboration In-License or otherwise adversely affect the rights granted to Licensee under this Agreement, or (b) amend any Existing In-Licenses or Collaboration In-Licenses. Licensor will provide prompt notice to Licensee of any alleged breach or default or request for amendment of any Existing In-Licenses or Collaboration In-Licenses. Licensee will have the right to cure any default or potential default of Licensor under any Existing In-Licenses or Collaboration In-Licenses (including the right to perform any obligation or make any payment on Licensor’s behalf) and if Licensee makes any payments to a Third Party in connection with the cure or other resolution of any alleged breach or default of Licensor, then, notwithstanding any provision to the contrary set forth in this Agreement, Licensee may credit the full amount of such payments against any milestone payments, royalties, or other amounts payable to Licensor under this Agreement;

9.3.4. Licensor will, and will ensure that its Affiliates and subcontractors, obtain written agreements from any and all Persons involved in or performing any Development of the Licensed Antibodies or Licensed Products by or on behalf of Licensor that assign such Persons’ rights, title, and interests in and to any Licensed Technology to Licensor prior to any such Person performing such activities; and

9.3.5. if Licensor grants a license to a Third Party licensee outside the Territory under the Licensed Technology with respect to Licensed Antibodies or Licensed Products, then Licensor will require, in connection with the negotiation of any such Third Party license agreement, that such Third Party licensee provides to Licensor the information set forth in Section 3.3 (Data Exchange) such that Licensor Controls such information for the purpose of Licensor’s data sharing obligations to Licensee set forth in Section 3.3 (Data Exchange).

9.4. Compliance with Law. Each Party and its Affiliates will comply in all material respects with all Applicable Laws (including all anti-bribery laws and export control laws) in the Exploitation of the Licensed Products and the performance of its obligations and exercise of its rights under this Agreement (including in connection with the conduct by Licensor of any such human clinical study of a Licensor Combination Therapy in the Territory under Section 3.1.4(ii) (by Licensor)), including by entering into any data protection agreements required under any Applicable Law.

9.5. DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10
INDEMNITY

10.1. Indemnification of Licensor. Licensee shall indemnify Licensor, its Affiliates and its and their respective directors, officers, employees and agents (the “Licensor Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) against a Licensor Indemnitee arising from or occurring as a result of: (a) the breach by Licensee or its Affiliates of this Agreement]; (b) the gross negligence or willful misconduct on the part of Licensee or its Affiliates or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (c) the Exploitation by Licensee or any of its Affiliates of the Licensed Product in or for the Territory, including product liability claims, except, in each case ((a) through (c)), to the extent such Losses are Losses for which Licensor has an obligation to indemnify Licensee pursuant to Section 10.2 (Indemnification of Licensee).

10.2. Indemnification of Licensee. Licensor shall indemnify Licensee, its Affiliates, its or their Sublicensees and Distributors and its and their respective directors, officers, employees and agents (“Licensee Indemnitees”) and defend and save each of them harmless, from and [***].

10.3. Indemnification Procedures.

10.3.1. Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or, in the case of Licensee, its or their Sublicensees or its or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this ARTICLE 10 (Indemnity), but in no event shall the indemnifying Party be liable for any Losses that result solely from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

10.3.2. Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 10.3.3 (Right to Participate in Defense), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense, or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend, or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

10.3.3. Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (a) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing, (b) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (c) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.3.2 (Control of Defense) (in which case the Indemnified Party shall control the defense).

10.3.4. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.3.2 (Control of Defense), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

10.3.5. Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection therewith.

10.3.6. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.4. Special, Indirect and Other Losses. EXCEPT (A) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY; (B) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 8 (CONFIDENTIALITY; PRESS RELEASE) OR SECTION 2.10 (NON-COMPETE); OR (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10 (INDEMNITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

10.5. Insurance. Each Party shall have and maintain such types and amounts of insurance as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated, and (b) otherwise required by Applicable Law. Upon first request by the other Party, each Party shall provide to the other Party evidence of its insurance coverage. Each Party undertakes to maintain such insurance after the expiration or termination of this Agreement in its entirety for a period of [***].

ARTICLE 11
TERM AND TERMINATION

11.1. Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”). Following the expiration of the Royalty Term for a Licensed Product, the grants in Section 2.1 (Grants to Licensee) shall become fully paid-up, royalty-free, perpetual and irrevocable for such Licensed Product.

11.2. Termination.

11.2.1. Material Breach. In the event that either Party (the “Breaching Party”) shall be in material breach in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period.

11.2.2. Disputes Regarding Material Breach. If the Breaching Party disputes the occurrence of a material breach of a material obligation, then the issue of whether the Non-Breaching Party may properly terminate this Agreement on expiration of the applicable Notice Period as provided under Section 11.2.1 (Material Breach) will be resolved in accordance with Section 12.7.3 (Dispute as to Whether Material Breach Occurred). If as a result of such dispute resolution process, it is determined that the Breaching Party committed a material breach of a material obligation of this Agreement and the Breaching Party does not cure such material breach within [***] after the date of such determination (the “Additional Cure Period”), then such termination will be effective as of the expiration of the Additional Cure Period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the Notice Period set forth in Section 11.2.1 (Material Breach) and any Additional Cure Period, in each case, will be tolled during any such dispute resolution proceeding, such proceeding will not suspend any obligations of either Party hereunder, and each Party will use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the Breaching Party did not commit such material breach of a material obligation (or such material breach was cured in accordance with Section 11.2.1 (Material Breach) or this Section 11.2.2 (Disputes Regarding Material Breach)), then no termination will be effective, and this Agreement will continue in full force and effect.

11.2.3. Termination by Licensee for Convenience. Licensee may terminate this Agreement for any or no reason, upon ninety (90) days’ prior written notice to Licensor.

11.2.4. Termination for Challenge of Licensed Patents. If Licensee or any of its Affiliates commences, or voluntarily assists any Sublicensee or Third Party in commencing, any legal or administrative proceeding that challenges the validity or enforceability of any Licensed Patent (a “Patent Challenge”), then Licensor shall have the right to give notice to Licensee that Licensor may terminate this Agreement [***] following such notice, and, unless Licensee and its Affiliates within such [***] period withdraw or cause to be withdrawn such Patent Challenge (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenge that Licensee or its Affiliate does not have the power to unilaterally withdraw or cause to be withdrawn, Licensee and its Affiliates cease actively assisting any other party to such Patent Challenge and, to the extent Licensee or any of its Affiliates is a party to such Patent Challenge, it withdraws from such Patent Challenge), Licensor shall have the right to terminate this Agreement by providing written notice thereof to Licensee. Notwithstanding the foregoing or anything to the contrary in this Agreement, the terms of this Section 11.2.4 (Termination for Challenge of Licensed Patents) shall not apply to (a) any claim or proceeding that would otherwise be a Patent Challenge hereunder to the extent commenced by a Third Party that after the Effective Date acquires or is acquired by Licensee or its Affiliates, whether by stock purchase, merger, asset purchase, or otherwise; provided that such proceeding commenced prior to the closing of such acquisition and that such Patent Challenge shall be terminated or withdrawn within [***] after the date of such acquisition, (b) any Patent Challenge required to be joined pursuant to a government order or applicable law, or (c) if such Patent Challenge is a defense to any claim by Licensor or its Affiliates, licensees, or assignees that the Exploitation of Licensed Product in the Territory infringes the Licensed Patents.

11.2.5. Termination for Failure to [***].

11.3. Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or Licensor are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors, (each a “bankruptcy proceeding” for purposes of this Section 11.3 (Rights in Bankruptcy)) in any case, by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall (a) retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and (b) be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it by the subject Party (in any capacity, including debtor-in-possession) or its successors or assigns (including a trustee) (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding upon written request therefor by the non-subject Party. In such event, the subject Party (in any capacity, including debtor-in-possession) or its successors or assigns (including a trustee) will not interfere with the other Party’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code. Each Party will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed or sublicensed, as applicable, under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, all INDs, Marketing Approvals (and all applications for Marketing Approval) and rights of reference therein, the Licensed Technology, and all information related to the Licensed Technology. Whenever the bankrupt Party or any of its successors or assigns provides to the other Party any of the intellectual property licensed or sublicensed, as applicable, hereunder (or any embodiment thereof) pursuant to this Section 11.3 (Rights in Bankruptcy) (Rights in Bankruptcy), the other Party will have the right to perform the bankrupt Party’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the other Party will release the bankrupt Party from liability resulting from rejection of the license or the failure to perform such obligations. The Parties acknowledge and agree that payments made under (x) Section 6.3 (Royalties) shall constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code and (y) payments made under Section 6.2 (Milestones) shall not constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code and do not relate to licenses of intellectual property hereunder. All rights, powers, and remedies of the non-bankrupt Party provided in this Section 11.3 (Rights in Bankruptcy) are in addition to and not in substitution for any other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to the bankrupt Party. The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n): (I) the right of access to any intellectual property (and all embodiments thereof) of the bankrupt Party, or any Third Party that is licensed or sublicensed under this Agreement; and (II) the right to contract directly with any Third Party to complete the contracted work.

11.4. Consequences of Termination.

11.4.1. Termination for Convenience by Licensee or For Cause by Licensor. In the event of a termination of this Agreement by Licensee pursuant to Section 11.2.3 (Termination by Licensee for Convenience) or by Licensor pursuant to Section 11.2.1 (Material Breach), Section 11.2.4 (Termination for Challenge of Licensed Patents), or Section 11.2.5 (Termination for Failure to [***]:

(i) subject to Section 11.4.1(iii), all rights and licenses granted by Licensor to Licensee hereunder shall immediately terminate;

(ii) Licensee shall not, and shall not permit any of its Affiliates or, subject to Section 11.6 (Survival of Sublicenses), any of its and their Sublicensees or Distributors to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly to any Person for commercial use in the Territory;

(iii) notwithstanding the termination of this Agreement, Licensee shall have the right for [***] after the effective date of such termination to sell or otherwise dispose of all Licensed Product then in its inventory and any in-progress inventory, in each case that is intended for sale or disposition in the Territory, as though this Agreement had not terminated and such sale or disposition shall be licensed for such [***] period and shall not constitute infringement of Licensor’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For the avoidance of doubt, [***];

(iv) the license and rights granted by Licensee to Licensor under the Licensee Development IP for use outside the Territory will survive; and

(v) the Parties shall negotiate in good faith, a royalty-bearing license grant and right of reference (with the right to grant multi-tier sublicenses) from Licensee to Licensor under the Licensee Development IP and Product Trademarks then Controlled by Licensee or its Affiliates that, in each case, are necessary or reasonably useful for Licensor to Develop or Commercialize Licensed Antibodies and Licensed Products (as such antibodies and products exist as of the effective date of termination) in the Field in the Territory.

11.4.2. Termination for Cause by Licensee. In the event of a termination of this Agreement by Licensee pursuant to Section 11.2.1 (Material Breach):

(i) The provisions set out in Section 11.4.1 (Termination for Convenience by Licensee or For Cause by Licensor) subsections (i), (ii) and (iii) apply; and

(ii) all rights and licenses granted by Licensee to Licensor under the Licensee Development IP shall immediately terminate.

11.5. Alternative Remedy in Lieu of Termination. Licensor stipulates and agrees that Licensee’s decision to enter into this Agreement and invest in the Development of the Licensed Products is premised upon the assumption that Licensor will perform its obligations under this Agreement, and that a material breach of the Agreement by Licensor will undermine the economic fundamentals of the transaction for Licensee, and that in such event Licensee’s damages arising from Licensor’s breach would be of uncertain amount and difficult to prove. Accordingly, if Licensee has the right to terminate this Agreement pursuant to Section 11.2.1 (Material Breach) for Licensor’s breach of Section 2.1 (Grants to Licensee), Section 2.10 (Non-Compete), ARTICLE 8 (Confidentiality; Press Release), Section 9.3.1 (Covenants of Licensor) or Section 9.3.2 (Covenants of Licensor), following the resolution of any dispute resolution proceeding that may be brought by Licensor regarding the occurrence of the applicable material breach under Section 11.2.2 (Disputes Regarding Material Breach) and Section 12.7 (Dispute Resolution), then as the sole monetary remedy available to Licensee (other than any equitable remedies), in lieu of terminating this Agreement, Licensee may, in its sole discretion, exercise an alternative remedy as follows, which Licensor stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty: this Agreement will continue to be in effect, including Licensee’s licenses and other rights granted under this Agreement, subject to all of its payment and other obligations; except that the then-unearned milestone payments and the royalty rates payable thereafter under this Agreement, in each case, will be reduced by [***]. For the avoidance of doubt, except as set forth in this Section 11.5 (Alternative Remedy in Lieu of Termination), if Licensee exercises the alternative remedy set forth above in this Section 11.5 (Alternative Remedy in Lieu of Termination), then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party pursuant to this ARTICLE 11 (Term and Termination).

11.6. Survival of Sublicenses. Upon termination of this Agreement by (a) Licensee for any reason except for termination by Licensee pursuant to Section 11.2.3 (Termination by Licensee for Convenience), or (b) Licensor pursuant to Section 11.2.1 (Material Breach), (i) upon the request of any Sublicensee that is a Major Biopharmaceutical Company or (ii) with respect to a Sublicensee that is not a Major Biopharmaceutical Company, upon Licensor providing its consent (such consent not to be unreasonably withheld, conditioned or delayed) to grant a direct license to such Sublicensee; provided that such Sublicensee is not then in breach of its sublicense agreement and in the case of the foregoing (b), so long as the applicable material breach of this Agreement giving rise to such termination did not result from the acts or omissions of such Sublicensee, then Licensor will enter into a direct license with such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”). Under any such New License Agreement, such Sublicensee will be required to pay to Licensor the same amounts in consideration for such direct grant as Licensor would have otherwise received from Licensee pursuant to this Agreement on account of such Sublicensee’s Exploitation of the Licensed Products had this Agreement not been terminated. Under such New License Agreement, Licensor will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights and obligations of Licensor set forth in this Agreement will be included in such New License Agreement.

11.7. Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

11.8. Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Without limiting the foregoing, the following terms of this Agreement shall survive the termination or expiration of this Agreement for any reason: ARTICLE 1 (Definitions); Section 6.2 (Milestones) (solely with respect to amounts accrued prior to the effective date of termination); Section 6.3 (Royalties) (solely with respect to amounts accrued prior to the effective date of termination); Section 6.5 (Royalty Payments and Reports) (solely with respect to amounts accrued prior to the effective date of termination); Section 6.6 (Mode of Payment) (solely with respect to amounts accrued prior to the effective date of termination); Section 6.8 (Taxes) (solely with respect to amounts accrued prior to the effective date of termination); and Section 6.9 (Interest on Late Payments) (solely with respect to amounts accrued prior to the effective date of termination); Section 6.10 (Financial Records) (for the time period set forth therein); Section 6.11 (Audit) (for the time period set forth therein); Section 7.1 (Ownership of Intellectual Property); ARTICLE 8 (Confidentiality; Press Release); ARTICLE 10 (Indemnity); Section 11.1 (Term and Expiration) (with respect to only the last sentence upon expiration but not termination); Section 11.4 (Consequences of Termination); Section 11.6 (Survival of Sublicenses); Section 11.7 (Remedies); this Section 11.8 (Accrued Rights; Surviving Obligations); and Section 12.6 (Governing Law) through Section 12.17 (Counterparts).

ARTICLE 12
MISCELLANEOUS

12.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), or acts, orders, omissions or delays in acting by any governmental authority (except to the extent such delay results solely from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken by the non-performing Party to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

12.2. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

12.3. Assignment. Neither Party may assign its rights, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, except that each Party shall have the right, without such consent, to assign any or all of its rights and obligations hereunder to any of its Affiliates or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates; provided that such Party shall provide written notice to the other Party within [***] after such assignment or delegation. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement. All such validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all such validly delegated obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party. Any attempted assignment or delegation in violation of this Section 12.3 (Assignment) shall be void and of no effect.

12.4. Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate; provided that such Party will be and remain responsible and liable for the performance of such obligations. Each Party hereby guarantees the performance by any Affiliates of such Party’s obligations under this Agreement and will cause any such performing Affiliates to comply with the provisions of this Agreement in connection with such performance.

12.5. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

12.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

12.7. Dispute Resolution.

12.7.1. Disputes; Jurisdiction and Venue. Except as provided in Section 6.11.2 (Audit Dispute) or Section 12.11 (Equitable Relief), if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith ( a “Dispute”), then either Party shall have the right to refer such Dispute to its respective Senior Officer for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If such Senior Officers are unable to resolve any such Dispute within such [***] period either Party shall be free to institute legal proceedings whereby the Parties consent to the exclusive jurisdiction of the federal courts sitting in Boston, Massachusetts, United States and seek such remedies as may be available. The Parties agree explicitly to exclude trial by jury and agree that damages awarded in any such litigation must be consistent with Section 10.4 (Special, Indirect, and Other Losses). Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 12.8.2 (Address for Notice) shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

12.7.2. Patent and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patents or Trademark relating to a Licensed Product that is the subject of this Agreement will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent rights or Trademark rights were granted or arose.

12.7.3. Dispute as to Whether Material Breach has Occurred. If a Party disputes in good faith whether a material breach of this Agreement has occurred pursuant to Section 11.2.2 (Disputes Regarding Material Breach), then such Party shall have the right to refer such Dispute to expedited arbitration by written notice to the other Party, which expedited arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association. Within [***] after receipt of such notice, the Parties will designate in writing a single arbitrator to resolve the dispute. The arbitrator will render a decision within [***] of the matter first being considered by such arbitrator. In the event that the arbitrator determines that there has been a material breach, then the cure period set forth in Section 11.2.2 (Disputes Regarding Material Breach) will apply.

12.7.4. Payment Tolling. During the pendency of any dispute resolution proceeding between the Parties under this Section 12.7 (Dispute Resolution) regarding the obligation to make any payment under this Agreement from one Party to the other Party (in whole or in part), the obligation to make such payment will be tolled until the final outcome of such dispute has been established.

12.7.5. Confidentiality. Any and all activities conducted under this Section 12.7 (Dispute Resolution), including any and all proceedings and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to ARTICLE 8 (Confidentiality; Press Release), to the extent applicable in accordance with Applicable Law.

12.8. Notices.

12.8.1. Notice Requirements. Any notice or other communication required or permitted to be given by either Party under this Agreement shall be in writing and shall be deemed given as of (a) the date delivered if delivered by hand, or reputable courier service, (b) the date sent if sent by email (with transmission confirmed), (c) the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service, or (d) the fifth (5th) Business Day after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to the other Party at the addresses specified below or to such other addresses of which notice shall have been given in accordance with this Section 12.8.1 (Notice Requirements). This Section 12.8.1 (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.8.2. Address for Notice.

Licensor	To:	With a copy to:
	Harbour BioMed US, Inc. Suite 355, 22 Strathmore Road, Natick, Boston, postal code MA 01760, USA Attention: Chief Business Officer and Chief Finance Officer Email: [***]	Harbour BioMed US, Inc. Suite 355, 22 Strathmore Road, Natick, Boston, postal code MA 01760, USA Attention: Chief Executive Officer Email: [***]
Licensee	To:	With a copy to (which shall not constitute effective notice):
	Cullinan Oncology, Inc. One Main Street, Suite 1350 Cambridge, MA 02142 Attention: [***] Email: [***] and [***]	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attn: [***] Email: [***]

12.9. Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements [***], understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

12.10. English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in the English language unless expressly stated otherwise herein. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. It is agreed that any Patent information to be provided by Licensor to Licensee hereunder may be in the original language and Licensee shall bear the costs of translation.

12.11. Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in ARTICLE 7 (Intellectual Property) and ARTICLE 8 (Confidentiality; Press Release) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction non-monetary (but not monetary) injunctive relief, whether preliminary or permanent and specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief and (ii) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 12.11 (Equitable Relief) is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

12.12. Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

12.13. Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.14. Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Licensor, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.

12.15. References. Unless otherwise specified, (i) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (ii) references in any Section to any clause are references to such clause of such Section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto (subject to any restrictions on such amendments, replacements or supplements set forth herein).

12.16. Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limitation and without limiting the generality of any description preceding such term. Except where the context otherwise requires, (i) the word “will” will be construed to have the same meaning and effect as the word “shall,” (ii) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (iii) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (v) provisions that require that a Party or the Parties “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), and (vi) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

12.17. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the date first written above.

HARBOUR BIOMED US, INC.	CULLINAN ONCOLOGY, INC.

By: /s/ Jingson Wang Name: Jingsong Wang Title: Chairman and Chief Executive Officer	By: /s/ Nadim Ahmed Name: Nadim Ahmed Title: President and Chief Executive Officer

[Signature Page to License Agreement]